Exhibit 10.1

[Material indicated with brackets has been omitted from this document pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is deemed not to be material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.]

PRE-PAID FORWARD GOLD PURCHASE AGREEMENT

dated

March 7, 2019

by

Desert Hawk Gold Corp.,

as Seller,

PDK Utah Holdings LP,

as Buyer

ii

SCHEDULES

Schedule A — Sites

Schedule B — Initial Annual Production Forecast

Schedule C — Existing Seller Debt to Be Extinguished

Schedule D — Material Agreements

Schedule E — Required Terms of Mineral Sales Contract/Refining Agreement

Schedule F — Mining Concessions

Schedule G — Form of Capital Expenditure Report

Schedule H — Permits

Schedule I — Ownership Structure and Equity of the Obligors

Schedule J — Insurance Policies

Schedule K — Liens

Schedule L — Litigation and Administrative Proceedings

Schedule M — Security Documents

Schedule N — Initial Expense Budget

Schedule O — Delivery Schedule

EXHIBITS

Exhibit A — Form of Guarantor Joinder Agreement

Exhibit B — Form of Compliance Certificate

iii

PRE-PAID FORWARD GOLD PURCHASE AGREEMENT

This PRE-PAID FORWARD GOLD PURCHASE AGREEMENT (this “Agreement”) dated March 7, 2019 is made among Desert Hawk Gold Corp. (the “Seller”), a Nevada corporation, and each Person that may from time to time become a guarantor (collectively, the “Guarantors,” and each, a “Guarantor,” and the Guarantors, together with the Seller, the “Obligors” of the Obligations (as defined below)), and PDK Utah Holdings LP (the “Buyer”), a limited partnership organized under the laws of the province of Ontario. Each of the Buyer, the Seller and the Guarantors shall be considered a “Party,” and together, the “Parties.”

RECITALS

WHEREAS the Seller owns and/or has rights to, without encumbrance other than Permitted Liens (as defined below), and operates, the Sites (as defined below) and expects to produce gold, among other Minerals (as defined below), from the Mine (as defined below) throughout the term of this Agreement;

AND WHEREAS the Seller, directly and/or through an Affiliate, wishes to sell to the Buyer, and the Buyer, directly and/or through an Affiliate, wishes to purchase from the Seller, the Contract Quantity (as defined below) of Gold (as defined below). In consideration for such sale of Gold, the Buyer wishes to make a prepayment in installments on each Effective Date (as defined below), with the remainder of the consideration for such sale of Gold, if any, to be payable following Delivery (as defined below), all on and subject to the terms and conditions specified herein;

AND WHEREAS, by virtue of the foregoing, each Guarantor considers that it is receiving at least fair consideration and reasonably equivalent value from the Buyer for the obligations herein;

NOW THEREFORE in consideration of the premises, mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, and for other good, fair and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by each Obligor, the Obligors hereby agree with the Buyer as follows:

Section 1 Definitions

As used in this Agreement, the following terms have the following meanings:

“Actual Monthly Quantity” means, with respect to each Monthly Delivery Date, the amount of Gold in Ounces actually Delivered by or on behalf of the Seller to the Buyer on such Monthly Delivery Date.

“Additional Gold Payment Amount” has the meaning given to it in Section 7(2)(a).

“Additional Gold Payment Date” means, in respect of each Monthly Delivery Date, the date that falls two (2) Business Days after such Monthly Delivery Pricing Date.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the Preamble.

“Annual Business Plan” means the Seller’s most recent financial plan in effect from time to time that has been delivered by or on behalf of the Seller to the Buyer.

“Annual Production Forecast” means an annually updated forecast of production of each Covered Metal from the Mine for a period commencing on the date of such update and ending on the ten (10)-year anniversary of the Initial Effective Date, which includes (a) forecasted production for the next 12 months of operation on a monthly basis and (b) forecasted production thereafter on an annual basis, and is in the form attached as Schedule B.

“Applicable Laws” means all laws, statutes, regulations, Environmental Laws, Applicable Securities Laws, ordinances, codes of practice, circulars, guidance, common law, civil law, rules, by-laws, policies, guidelines, treaties and regulations, and all directives, orders, judgments, decisions, injunctions, awards and decrees of any Authority, and interpretations of any applicable laws by any Authority, in each case whether or not having the force of law.

“Applicable Securities Laws” means all applicable securities laws of United States, as applicable, and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities in the United States and such other jurisdictions as may be mutually acceptable to the Seller and the Buyer.

“Authority” means any national, regional, state, municipal or local government or governmental, administrative, fiscal, judicial, arbitral or government-owned body, department. commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank), including, but not limited to, any Canadian Authority or US Authority.

“Bankruptcy Law” means all Applicable Laws pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, liquidation, reorganization, winding up, arrangement, receivership, administration, moratorium, assignment for the benefit of creditors or other similar laws applicable in Canada, the United States or any other applicable jurisdictions as in effect from time to time.

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“Business Day” means any day other than a Saturday or Sunday on which commercial banks London, England, New York, New York, and Toronto, Ontario are open for general business and on which the Gold Price is published on the Reference Price Source.

“Buyer” has the meaning specified in the Preamble.

“Buyer Event of Default” means an Event of Default with respect to the Buyer.

“Buyer Royalty” has the meaning specified in Section 3(2)(e)(xv).

“Buyer’s Unallocated Gold Account” means the unallocated gold account of the Buyer to be designated by the Buyer in accordance with this Agreement on or prior to the Initial Effective Date.

“Calculation Agent” means the Buyer.

“Canadian Authority” the government of Canada, or any political subdivision thereof, whether federal, provincial, regional, territorial, municipal or local, and any public department, agency, authority, instrumentality, board, bureau, or arbitral, judicial or administrative, regulatory body, self-regulatory authority or body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions), including, but not limited, to any securities commission, a Minister of the Crown, the Superintendent of Financial Institutions, or any other comparable authority or agency, and any subdivision of any of the foregoing.

“Capital Expenditure Report” means a report substantially in the form set out in Schedule G (it being understood that such report may be modified from time to time to the extent necessary in the opinion of the Buyer, acting reasonably, to calculate any funding surplus or deficit or otherwise in connection with this Agreement).

“Change of Control” means the occurrence of any of the following events: (a) any Person is or becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% (calculated on a fully diluted basis) of the aggregate ordinary voting power represented by the outstanding share capital of any Obligor; (b) the possession, directly or indirectly, by a Person of the power to direct or cause the direction of the management or policies of any Obligor, whether through the ability to exercise voting power, by contract or otherwise; (c) the approval by any Obligor’s shareholders or board of directors of any plan or proposal for the liquidation or dissolution of such Obligor; or (d) a change of any Obligor’s board of directors in contravention of the then-effective board of director agreement.

“Clifton” means Clifton Mining Company, a Utah corporation.

“Collateral” means any and all real and personal property, assets, rights, titles and interests in respect of which the Buyer has or will have a Lien pursuant to a Security Document, whether tangible or intangible, presently held or hereafter acquired, and all products and proceeds of the foregoing, including insurance proceeds related to the foregoing. The Collateral shall consist, without limitation, of all real and personal assets of the Obligors subject to the terms and conditions of this Agreement.

“Collection Account” means the account to be opened in the name of the Seller for the purpose of receiving all cash proceeds of Mineral sales from the Kiewit Project.

“Collection Account Instruction” means an irrevocable instruction from the Seller to an Offtaker, in form and substance satisfactory to the Buyer in its sole discretion, to pay all cash proceeds of Mineral sales into the applicable Collection Account.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B hereto.

“Consents” means any consent, authorization, license, registration, exemption, filing, agreement, permit or approval from, by, or with, an Authority or any other Person required in order for the Buyer and the Obligors to enter into and perform their respective obligations under this Agreement and the other Transaction Documents.

“Contract Quantity” means a total of 73,910 Ounces of Gold, to be Delivered as follows:

(a)	(i) 0 Ounces of Gold for each of the 20 calendar months following the calendar month in which the Gold Prepayment Amount is paid on the Initial Effective Date, (ii) 655 Ounces of Gold for each of the 4 calendar months thereafter, (iii) 670 Ounces of Gold for each of the 12 calendar months thereafter, and (iv) 1,155 Ounces of Gold for each of the 24 calendar months thereafter; plus

(b)	(i) 0 Ounces of Gold for each of the 14 calendar months following the calendar month in which the Gold Prepayment Amount is paid on the Tranche 2 Effective Date, (ii) 50 Ounces of Gold for each of the 4 calendar months thereafter, (iii) 220 Ounces of Gold for each of the 12 calendar months thereafter, (iv) 370 Ounces of Gold for each of the 24 calendar months thereafter, and (v) 600 Ounces of Gold for each of the 6 calendar months thereafter; plus

(c)	(i) 0 Ounces of Gold for each of the 14 calendar months following the calendar month in which the Gold Prepayment Amount is paid on the Tranche 3 Effective Date, (ii) 90 Ounces of Gold for each of the 12 calendar months thereafter, (iii) 270 Ounces of Gold for each of the 24 calendar months thereafter, (iv) 1,025 Ounces of Gold for each of the 6 calendar months thereafter, and (v) 1,625 Ounces of Gold for each of the 4 calendar months thereafter; plus

(d)	any Ounces of Gold to be delivered pursuant to Section 7(3) under this Agreement.

For the avoidance of doubt, the Ounces of Gold listed in each of subclauses (a) through (d) hereof shall be in addition to the Ounces of Gold listed in each other subclause hereof, as applicable.

“Contract Quantity Exchange Option” has the meaning specified in Section 23(1).

“Control” of any Person means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to, directly or indirectly, (a) cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of such Person; (b) appoint or remove all, or the majority, of the directors or other equivalent officers of such Person; or (c) otherwise direct or cause the direction of the management of such Person.

“Covered Metals” means gold and silver.

“Debt” of any Person means (a) all indebtedness of such Person for borrowed money or on account of borrowings of commodities, bankers’ acceptances, letters of credit or letters of guarantee, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, bond, debenture or other evidence of Debt, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the vendor under such agreement in the event of default are limited to repossession or sale of such property), (d) all current liabilities of such Person represented by a note, bond, debenture or other evidence of Debt, (e) all obligations under leases that have been or should be, in accordance with GAAP or IFRS, as applicable, recorded as capital leases in respect of which such Person is liable as lessee, (f) all obligations of such Person in respect of a prepaid purchase or forward purchase transaction and all obligations that would in accordance with GAAP or IFRS, as applicable, be accounted for as deferred revenue, (g) any royalty obligations and (h) any guarantee, indemnification or other similar obligation in respect of an obligation of any other Person of the type referred to in (a) to (h), above. For the avoidance of doubt, any trade accounts payable incurred in the ordinary course of business and not past due for more than 91 days after the date on which each such trade payable or account payable was created are excluded from the definition hereof.

“Default” means, in relation to any Party, an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default in relation to such Party.

“Default Interest Rate” means, as of any date of calculation, a rate equal to LIBOR for such date plus 2% per annum.

“Defaulting Party” has the meaning specified in Section 14(1).

“Delivery” means the delivery of Gold by the Seller to the Buyer by means of credit to the Buyer’s Unallocated Gold Account and “Deliver” and “Delivered” shall have corresponding meanings. For the avoidance of doubt, Delivery shall be deemed to have occurred at the time and in the amount that Gold is credited to the Buyers’ Unallocated Gold Account.

“Depositors” means the Seller and Covered Metal-producing Subsidiaries of the Seller (if any), collectively.

“Disclosing Party” has the meaning specified in Section 16(1)(a).

“Distribution” means:

(a)	any dividend or other distribution on issued shares of a Person or any of its Subsidiaries; or

(b)	the purchase, redemption or retirement amount of any issued shares, warrants or any other options or rights to acquire shares of a Person or any of its Subsidiaries redeemed or purchased by such Person or any its Subsidiaries.

“DNI” means, DNI Metals Inc., a Quebec corporation.

“DNI Royalty” has the meaning specified in Section 3(2)(e)(xx).

“Early Termination Amount” has the meaning specified in Section 5(8).

“Early Termination Date” has the meaning specified in Section 14(1).

“Effective Date” means the Initial Effective Date, the Tranche 2 Effective Date, or the Tranche 3 Effective Date, as applicable.

“Environment” means all components of the earth, including: air (including air within any building or other natural or man-made structure), water, land, flora, fauna, ecosystems and man, and any sewer system.

“Environmental Laws” means any and all Applicable Laws concerning pollution or the protection of the Environment, human health or welfare, the conditions of the workplace or the generation, transportation, storage, treatment or disposal of any Hazardous Substance, including civil or common law responsibility for acts of omission with respect to the Environment, and all Permits issued pursuant to such laws.

“Environmental Liabilities” means any cost, damage, expense, liability, obligation or other responsibility arising from or under Environmental Laws and consisting of or relating to: (a) any environmental conditions (including on-site or off-site contamination, and regulation of Hazardous Substances); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and responses, investigative, remedial, monitoring or inspection costs and expenses arising under Environmental Laws; (c) cleanup costs or corrective action, including any investigation, cleanup, removal, containment, monitoring or other remediation or response actions required by Environmental Laws (whether or not such has been required or requested by any Authority or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, notice or remedial measures required under Environmental Laws; provided, however, that Environmental Liabilities shall not include any reclamation obligations of any Obligors or any of their respective Affiliates or the foregoing arising in the ordinary course of business under the Permits, the Mining Concessions or Applicable Laws which reclamation obligations relate to the exploration, start-up, development, expansion of production or operation of the Sites.

“Event of Default” has the meaning specified in Section 13(1) in relation to the Seller and Section 13(2) in relation to the Buyer.

“Exchange Deadline” has the meaning specified in Section 23(1).

“Exchange Notice” has the meaning specified in Section 23(1).

“Financial Quarter” means each three-month period ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Financial Year” means each calendar year commencing on January 1 and ending on December 31.

“FINTRAC” means the Financial Transactions and Reports Analysis Centre of Canada.

“First A&R Clifton Lease” means the Amended and Restated Lease and Sublease Agreement, dated as of July 24, 2009, by and between Clifton, Woodman, and the Seller.

“GAAP” means, in relation to any Person at any time, accounting principles generally accepted in the United States of America, applied on a basis consistent with the most recent audited financial statements of such Person (except for changes approved by the auditors of such Person).

“Gold” means the gold bars or unallocated gold, derived from all the Produced Gold, complying with the rules of the LBMA from time to time in effect relating to good delivery and fineness.

“Gold Prepayment Amount” has the meaning given to it in Section 7(1)(a).

“Gold Price” means the LBMA Gold Price PM.

“Gold Price Discount” means [***].

“Gold Shortfall” means, for any Monthly Delivery Date, the amount in Ounces (if any) by which A exceeds B, where:

A is equal to the Scheduled Monthly Quantity for such Monthly Delivery Date; and

B is equal to the Actual Monthly Quantity Delivered with respect to such Monthly Delivery Date, excluding any Gold Shortfall Delivered in respect of a prior Scheduled Delivery Month.

“Gold Shortfall Replacement Cost” means, for any Monthly Delivery Date, an amount in US Dollars equal to the product of the Gold Shortfall and the Gold Price on such Monthly Delivery Date.

“Guarantee” has the meaning specified in Section 9(1)(a).

“Guarantors” has the meaning specified in the Preamble.

“Guarantor Joinder Agreement” means a guarantor joinder agreement substantially in the form of Exhibit A hereto.

“Hazardous Substance” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odor radiation, energy, vector, plasma, constituent or material that: (a) is or becomes listed, regulated or addressed under any Environmental Law; or (b) is, or is deemed to be alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law, including, asbestos, petroleum and polychlorinated byphenyls, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated byphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“H&H” means H&H Metals Corp., a New York corporation.

“H&H Agency Agreement” means the Agency Agreement, dated as of March 29, 2018, by and between the Seller and H&H.

“IFRS” means, in relation to any Person at any time, the International Financial Reporting Standards, applied on a basis consistent with the most recent audited financial statements of such Person (except for changes approved by the auditors of such Person).

“Indemnified Person” has the meaning given to it in Section 15(2).

“Initial Annual Production Forecast” means the Annual Production Forecast of each Covered Metal for a period commencing on the Initial Effective Date and ending on the date that is 120 months thereafter, in the form attached as Schedule B hereto.

“Initial Effective Date” means the date on which (a) the conditions precedent set forth in Sections 3(1) and 3(2) have been satisfied in accordance with the terms thereof and (b) the Buyer makes an installment payment of the Gold Prepayment Amount to the Seller in an amount equal to US$11,200,000.

“Initial Expense Budget” means the monthly budget set forth in Schedule N.

“Instrument” means any contract, agreement, undertaking, indenture, mortgage, certificate, document or writing (whether formal agreement, letter or otherwise) under which any obligation, duty, covenant, agreement, affirmation, undertaking or liability is evidenced, assumed or undertaken, or any right or Lien (or right or interest therein) is granted, authenticated, notarized, authorized or perfected, and any notice, registration, recordation or filing associated with or required by any of the foregoing.

“IMM” means International Minerals and Metals, Inc., an Ohio corporation.

“IMM Royalty” has the meaning specified in Section 3(2)(e)(xix).

“ITA” means “An Act respecting income taxes” which may be cited as the Income Tax Act (R.S.C., 1985, c. 1 (5th Supp.), as amended).

“Judgment Currency” has the meaning specified in Section 22(2).

“Kiewit Project” means the gold mining project of the Seller located within the Site named as Kiewit Mine on Schedule A, to which the Mining Concessions relate, and all properties, assets, facilities, equipment, rights, titles, interests, contracts, Consents and Permits associated directly or indirectly in any manner whatsoever therewith (including, without, limitation, the Mining Concessions).

“Knowledge” means, when referring to the “knowledge” of any Person, or any similar phrase or qualification based on knowledge, the actual knowledge of such Person (and, in the case of a Person that is not an individual, the actual knowledge of senior management of such Person), and the knowledge that such Person (or senior management of such Person) would have obtained after making due and appropriate inquiry with respect to the particular matter in question.

“LBMA” means the London Bullion Market Association or its successor.

“LBMA Gold Price PM” means, with respect to any pricing date, the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. Dollars, as calculated and administered by independent service provider(s), pursuant to an agreement with the LBMA. In the event that such reference price ceases to exist, the LBMA Gold Price PM will be based on a comparable, publicly available and widely recognized source or mechanism as determined in the sole and absolute discretion of the Buyer.

“LBMA Silver Price” means, with respect to any pricing date, that day’s London silver price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. Dollars, as calculated on behalf of the LBMA by the CME Group and Thomson Reuters. In the event that such reference price ceases to exist, the LBMA Silver Price PM will be based on a comparable, publicly available and widely recognized source or mechanism as determined in the sole and absolute discretion of the Buyer, acting reasonably.

“LIBOR” means: (a) for any calculation date that is a Business Day, an interest rate per annum equal to the average of the rates which leading banks in the London interbank markets shall quote and offer to the Buyer for placing overnight deposits on such day with the Buyer in US Dollars at approximately 10:00 a.m. (London time) two Business Days prior to such date; and (b) for any calculation date that is not a Business Day, such average at approximately 10:00 a.m. (London Time) on the Business Day prior to such date; provided that if such average shall be less than 0%, LIBOR shall be deemed to be 0% for purposes of this Agreement. In the event that such rate is not available for any reason, then “LIBOR” for such calculation date shall be (i) for any calculation date that is a Business Day, the average of the rates which leading banks in the London interbank markets shall quote and offer to the Buyer U.S. Dollar deposits of $5,000,000 and for a three-month maturity in immediately available funds in the London interbank market at approximately at approximately 10:00 a.m. (London time) two Business Days prior to such date; and (ii) for any calculation date that is not a Business Day, such average at approximately 10:00 a.m. (London Time) on the Business Day prior to such date, provided that, if any case, such rate is less than 0%, LIBOR shall be deemed to be 0% for purposes of this Agreement.

“Lien” means any mortgage, charge (whether fixed, floating or otherwise), pledge, hypothecation, security interest, assignment, trust encumbrance (whether transferred in trust, security trust or otherwise), lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

“Material Adverse Effect” means, with respect to any Obligor, the Mine, the Sites or the Collateral, as applicable, a material and adverse effect on (a) its financial condition, business, properties, assets or prospects, (b) the operation of any Site, (c) its ability to perform its obligations under this Agreement or any of the Transaction Documents, (d) the validity or enforceability against it of this Agreement or any of the Transaction Documents or (e) the validity, enforceability or priority of the security interest provided for in the Transaction Documents.

“Material Agreements” means this Agreement, the Security Documents, the Mineral Sales Contract/Refining Agreement, and all other contracts, indentures, purchase agreements, credit agreements, agreements, leases, Instruments and other binding commitments and undertakings of each Obligor, the performance or breach of which would reasonably be expected to have a Material Adverse Effect, including without limitation, all contracts, indentures, purchase agreements, credit agreements, agreements, leases, Instruments and other binding commitments and undertakings which relate in any manner to the access to or the development, construction, operation and maintenance of the Mine and/or the Mining Concessions, including the conduct of mining activities thereon.

“Mine” means the Kiewit Project.

“Mineral Sales Contract/Refining Agreement” means an agreement to be executed by the Seller, as depositor; the Buyer; and an Offtaker, to purchase or refine all gold-containing concentrate or doré produced by the Seller.

“Mineral Processing Facility” means any mill or other processing facility owned by any Obligor or any third-party mill or other processing facility that may process ore and/or mineralized rock from the Mine under the Mineral Sales Contract/Refining Agreement.

“Minerals” means any and all marketable minerals or materials (including each Covered Metal) in whatever form or state that is mined, extracted, removed, produced or otherwise recovered from the Mining Concessions, including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Concessions, and including ore and/or mineralized rock or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates or doré bars.

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“Mining Concessions” means those certain mining concession rights granted by any Authority to any Obligor or to third parties, as listed in Schedule F, as amended, supplemented, or replaced from time to time, including, but not limited to, those rights and interests transferred and assigned to any Obligor, including all “step-in” rights, interests, privileges and mining rights under Applicable Laws, and any amendment, supplement, or replacement to of any the aforesaid concession or any future extraction concession relating to any area within the such concessions, including any rights, privileges and interests that any Obligor may acquire in the surface, mineral and subsurface lands and other property rights within the area of said concessions.

“Monthly Delivery Date” means the fourth Business Day prior to the last calendar day of the Scheduled Delivery Month.

“Monthly Delivery Pricing Date” means the last Business Day of each Scheduled Delivery Month.

“Monthly Payable Production” means the quantity of each Covered Metal produced from the Mine by or on behalf of the Obligors and paid for each calendar month, determined in accordance with the relevant Mineral Sales Contract/Refining Agreement.

“Monthly Report” means a written report satisfactory to the Buyer to be delivered by the Seller to the Buyer, in relation to any calendar month, including the following detail as applicable:

(a)	all ore and/or mineralized rock tonnages and head grades of Minerals contained in the ore and/or mineralized rock mined from the Mining Concessions and waste movement and/or operational development during such month;

(b)	with respect to any Mineral Processing Facility, the quantity of ore and/or mineralized rock tonnages processed and head grades of the ore and/or mineralized rock processed from the Mining Concessions during such month;

(c)	with respect to any Mineral Processing Facility, the quantity of each Covered Metal produced during such month and the resulting recoveries for each Covered Metal;

(d)	the quantity of each Covered Metal contained in each delivery of Minerals to an Offtaker during such calendar month for which the Obligors were paid (provisional or final);

(e)	the amount of Gold Delivered to the Buyer for that calendar month;

(f)	a reconciliation between items (d) and (e);

(g)	a copy of any statement received from an Offtaker during such calendar month;

(h)	with respect to the total quantity of gold in each delivery of Minerals to an Offtaker during such calendar month for which the Obligors were paid (provisional or final), the average sales price for each Covered Metal sold during such calendar month;

(i)	the cash cost per Ounce of gold produced and sold and a breakdown of all costs incurred by any Obligor including, but not limited to, with respect to the Mine and the Site related to the Mine, details on costs charged by the Offtaker, total capital expenditures, any salaries for direct employees or administrative personnel and any other general Mine camp costs for such reporting period;

(j)	with respect to the Site related to the Mine, for both production headings and for the plant: costs by process (drilling, blasting, hauling, support, administrative, crushing, grinding, flotation, etc.) and cost by element (labor, energy, supplies, other);

(k)	costs for development at the Mine and a calculation of all-in sustaining costs per Ounce of gold produced and sold;

(l)	during the construction and development phase of the Mine a detailing of the project progress with respect to the Mine, including, but not limited to, the progress with respect to the Mine, processing facility, capital expenditures, update of the schedule and the estimated construction completion timing, and any construction issues, including a comparison of such costs to the Initial Expense Budget;

(m)	during the construction and development phase of the Mine, a detailing of all capital expenditures (including initial estimate) to date related to the development of the Mine and an update of the total current estimated capital expenditures for the completion of the Mine in the form set forth as Schedule G hereto, including a comparison of such costs to the Initial Expense Budget;

(n)	during the construction and development phase of the Mine, progress and results of all exploration and definition drilling activities;

(o)	safety performance information including rate of incidents and descriptions of serious incidents;

(p)	any pertinent administrative topics, such as human resources issues, accounting topics, hiring success, permitting, union issues, issues with regulators or government, security issues and operational readiness topics; and

(q)	any additional information that the Buyer may reasonably request from the Seller from time to time.

“Non-Defaulting Party” has the meaning specified in Section 14(1).

“Obligations” has the meaning specified in Section 9(1)(a).

“Obligors” has the meaning specified in the Preamble.

“Offtaker” means any Person other than the Obligors that purchases Minerals from the Obligors or that takes delivery of Minerals for the purpose of smelting, refining or other beneficiation of such Minerals for the benefit of any Obligor.

“Original Currency” has the meaning specified in Section 22(2).

“Other Taxes” means any present or future stamp or documentary taxes or any other exercise or property taxes, charges, financial institutions duties, debits taxes or similar levies, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Ounce” means a fine troy ounce.

“Party” has the meaning specified in the Preamble.

“Patented Claims” means a mining claim for which the US federal government has passed its title to the claimant thereof, giving the claimant exclusive title to locatable minerals therein and, in most cases, to the surface and all resources thereof.

“Paying Party” has the meaning specified in Section 22(3).

“Payoff Date” has the meaning specified in Section 9(6).

“Permits” means any permit, license, certificate, consent, approval, registration, waiver or other authorization issued or required to be issued, by any Authority, including any such Permit required under Environmental Law and any and all Permits that are necessary and required to be obtained at any particular time to undertake and conduct the business of the Obligors, including: (i) the start-up, development, expansion of development or operation of Sites or the Mining Concessions; and (ii) the financial condition of the Obligors; in each case, as set out in Schedule H.

“Permitted Debt” means (a) the obligations to the Buyer under this Agreement; (b) Debt arising in connection with purchases or leases of equipment or property required by any Obligor for the operation of its business in the normal course; (c) surety and similar bonds and other obligations of like nature to secure bids, contracts, leases, statutory obligations and similar obligations arising in the ordinary course of business, including closure plan and reclamation obligations and related guarantees; (d) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds; (e) Debt arising from netting services, overdraft protection, cash management obligations and otherwise in connection with deposit and securities accounts in the ordinary course of business; (f) the Buyer Royalty; (g) obligations in connection with a full prepayment by the Seller of its obligations under this Agreement as contemplated in Section 5(8); or (h) until the applicable date specified for its extinguishment on Schedule C, Debt listed on such schedule.

“Permitted Liens” means, in respect of any Person, any one or more of the following:

(a)	Liens for Taxes, assessments or governmental charges or levies that are not delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if, either: (i) adequate provision has been made for their payment, or (ii) the Liens are not in the aggregate materially prejudicial to the security constituted by the Security Documents;

(b)	easements, rights-of-way, servitudes, zoning restrictions, survey exceptions, encroachments, licenses and similar rights or defects in or to real property comprised in the assets of the Person or interests therein granted or reserved to other Persons; provided that such rights or defects: (i) do not reduce the value of the assets of the Person in any material respect, (ii) do not materially interfere with the use of such assets in the operation of the business of the Person, or (iii) are not materially prejudicial to the security constituted by the Security Documents;

(c)	Liens given to a public utility or any municipality or governmental or other public authority when legally required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Person; provided that such Liens, in the Buyer’s opinion: (i) do not reduce the value of the assets of the Person in an amount in excess of US$50,000, (ii) do not materially interfere with the use of such assets in the operation of the business of the Person, or (iii) are not materially prejudicial to the security constituted by the Security Documents;

(d)	Liens resulting from the deposit or pledge of cash or securities in connection with contracts, tenders, bids, leases, government contracts, supply agreement utilities or expropriation proceedings;

(e)	Liens in favor of the Buyer created by the Security Documents;

(f)	Purchase Money Liens;

(g)	until the applicable date specified for Debt listed on Schedule C to be extinguished, Liens securing such Debt;

(h)	Liens described on Schedule K; and

(i)	such other Liens as may be approved in writing by the Buyer from time to time.

“Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or Authority, and pronouns have a similarly extended meaning.

“Priority Accounts Payable” means, at any time, the amount past due and owed by the Obligors, or which they have an obligation to remit to an Authority pursuant to any Applicable Laws in respect of pension fund obligations, unemployment insurance, goods and services taxes, sales taxes and other taxes payable or to be remitted or withheld, workers’ compensation and other like charges and demands, in each case, in respect of which any Authority may claim a security interest or other claim ranking or capable of ranking in priority at law to the security interests created by the Security Documents.

“Produced Gold” means any and all gold in whatever form or state that is mined, produced, extracted or otherwise recovered from the Mining Concessions and the Mine, including any gold derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Concessions, and including gold contained in any ore and/or mineralized rock or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates and doré bars.

“Project Technical Characteristics” means mineral resources, mineral reserves, mine plans, and project economics, including operating and capital costs, utilized to determine the technical and economic feasibility of the start of the sustainable commercial operation of the Sites, each as disclosed to the Buyer.

“Prudent Mining Industry Practices” means those practices, standards, methods, techniques and specifications, as they may evolve, change and modify from time to time that: (a) are commonly used and generally accepted in the mining industry as good, safe and prudent operational, administrative and engineering practices in connection with the design, construction, operation, maintenance, repair or use of mining projects, mining facilities, mining infrastructure, mining equipment or other components of a mining operation; (b) conform in all material respects to Applicable Laws; (c) conform in all material respects to operational and maintenance guidelines and requirements suggested by applicable manufacturers, suppliers and insurance providers (taking into account the size, age, service and type of asset); and (d) are commercially reasonable based on the nature of the Sites.

“Purchase Money Lien” means a Lien created or incurred by a Person securing indebtedness incurred to finance the acquisition of assets or property (including the costs of installation thereof); provided that: (a) such Lien is created substantially simultaneously with the acquisition of such assets or property; (b) such Lien does not at any time encumber any property other than the assets or property financed by such indebtedness; (c) the amount of indebtedness secured thereby is not increased subsequent to such acquisition; and (d) the principal amount of indebtedness secured by such Lien at no time exceeds 100% of the original purchase price of such assets or property (including the costs of installation thereof in the aggregate not in excess of US$200,000).

“Purchase Offer Termination Date” has the meaning specified in Section 3(5).

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“Quarterly Report” means a written report, in relation to any Financial Quarter, including the following financial information:

(a)	a forecast (by quarter) of the expected Actual Monthly Quantity for the balance of the Financial Year; and

(b)	a calculation of cost per Ounce of gold produced from the Mining Concessions for such Financial Quarter.

“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced operator complying in all material respects with all Applicable Laws engaged in the same type of undertaking, under the same or similar circumstances and conditions and in the same general location. A Reasonable and Prudent Operator is not necessarily defined as a Person performing the optimal standard practice method or act to the exclusion of others, but rather refers to a range of action that is both reasonable and prudent under the circumstances.

“Receiving Party” has the meaning specified in Section 22(3).

“Recipient” has the meaning specified in Section 16(1)(a).

“Reference Price Source” mean, with respect to any Covered Metal, Bloomberg, any other comparable index or any comparable, publicly available and widely recognized source or mechanism, each as determined in the sole and absolute discretion of the Buyer.

“Related Party” means in respect of any Obligor or any Affiliates thereof: (a) a Person which alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially the control of any Obligor or any Affiliates thereof; (b) a Person in respect of which a Person referred to in clause (a) alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially its control; (c) a Person in respect of which any Obligor or any Affiliates thereof alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially its control; (d) a Person who beneficially owns, directly or indirectly, voting securities of any Obligor or any Affiliates thereof or who exercises control or direction over voting securities of any Obligor or any Affiliates thereof or a combination of both carrying more than 10% of the voting rights attached to all voting securities of any Obligor or any Affiliate thereof for the time being outstanding; (e) a director or senior officer of any Obligor or Affiliates thereof, or related party of any Obligor or any Affiliate thereof; or (f) an Affiliate of any of the foregoing.

“Restricted Party” means a Person that is: (a) listed on, or fifty percent or more owned or controlled by a person or entity listed on, any Sanctions List; (b) located in, organized under the laws of, or resident in a country or territory that is a subject of country-wide or territory-wide Sanctions; or (c) otherwise a target of Sanctions (namely a person with whom a U.S. person or other relevant national would be prohibited or restricted by law from engaging in trade, business or other activities).

“Sanction(s)” means any sanction administered or enforced by the Canadian government (including, without limitation, FINTRAC), the United States government, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctions List” means (a) the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Treasury Department’s Office of Foreign Assets Control; (b) the Consolidated List of Financial Sanctions Targets maintained by the UK Treasury; (c) any sanction list created or maintained by FINTRAC; or (d) any similar list maintained by any other relevant sanctions authority.

“Scheduled Delivery Month” means each of the calendar months following the month in which the Initial Effective Date occurs, through the month that is 60 calendar months following the month in which the Tranche 3 Effective Date occurs, in accordance with this Agreement and including any months pursuant to Section 7(3) under this Agreement.

“Scheduled Monthly Quantity” means:

(a)	(i) 0 Ounces of Gold for each of the 20 calendar months following the calendar month in which the Gold Prepayment Amount is paid on the Initial Effective Date, (ii) 655 Ounces of Gold for each of the 4 calendar months thereafter, (iii) 670 Ounces of Gold for each of the 12 calendar months thereafter, and (iv) 1,155 Ounces of Gold for each of the 24 calendar months thereafter; plus

(b)	(i) 0 Ounces of Gold for each of the 14 calendar months following the calendar month in which the Gold Prepayment Amount is paid on the Tranche 2 Effective Date, (ii) 50 Ounces of Gold for each of the 4 calendar months thereafter, (iii) 220 Ounces of Gold for each of the 12 calendar months thereafter, (iv) 370 Ounces of Gold for each of the 24 calendar months thereafter, and (v) 600 Ounces of Gold for each of the 6 calendar months thereafter; plus

(c)	(i) 0 Ounces of Gold for each of the 14 calendar months following the calendar month in which the Gold Prepayment Amount is paid on the Tranche 3 Effective Date, (ii) 90 Ounces of Gold for each of the 12 calendar months thereafter, (iii) 270 Ounces of Gold for each of the 24 calendar months thereafter, (iv) 1,025 Ounces of Gold for each of the 6 calendar months thereafter, and (v) 1,625 Ounces of Gold for each of the 4 calendar months thereafter; plus

(d)	any Ounces of Gold to be delivered pursuant to Section 7(3) under this Agreement.

For the avoidance of doubt, the Ounces of Gold listed in each of subclauses (a) through (d) hereof shall be in addition to the Ounces of Gold listed in each other subclause hereof, as applicable.

“SEC” means the U.S. Securities and Exchange Commission.

“Second A&R Clifton Lease” means the Second Amended and Restated Lease Agreement, dated on or prior to the Initial Effective Date, by and between Clifton, Woodman, and the Seller, amending and restating the First A&R Clifton Lease.

“Security Documents” means the guarantees and security documents, including, but not limited to, those agreements set out in Schedule M hereto, and each other guarantee and security from time to time delivered by or on behalf of any Obligor as security for its obligations under this Agreement and the other Transaction Documents.

“Seller” has the meaning specified in the Preamble.

“Seller Default” and “Seller Default or Event of Default” means, as applicable, a Default or Event of Default with respect to the Seller.

“Settlement Price” means:

(c)	with respect to gold, the LBMA Gold Price PM; and

(d)	with respect to silver, the LBMA Silver Price for silver.

“Sites” means all assets needed to conduct mining activities by any Obligor on the Mining Concessions, including, but not limited to the Mining Concessions, real property, lands, rights to use or possess real property or lands, mills, equipment, tools, spare parts, infrastructure, roads, permits, etc., identified as belonging to any Obligor, as set out in Schedule A.

“Sovereign Immunities Act” means The Foreign Sovereign Immunities Act of 1976, as amended from time to time.

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“Subsidiary” means, with respect to any Person at any time, any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by such Person or (b) that is, as of such date, otherwise Controlled by such Person.

“Suspension Month” has the meaning specified in Section 21(2).

“Tax” or “Taxes” means all national, federal, state, regional, provincial, municipal local, foreign and other net income, gross income (“income tax”), gross receipts, sales (“VAT or IVA”), use, ad valorem, transfer, franchise, profits, license, lease, service, goods and services, harmonized sales, value added, withholding, payroll, employment, excise, severance, stamp (“timbre”), occupation premium, property, windfall profits, fuel, gas import, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Authority, whether in effect at the time of this Agreement or thereafter imposed, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Term of this Agreement” means the period commencing on the Initial Effective Date and ending on the final Monthly Delivery Date.

“Title Policy” has the meaning specified in Section 3(2)(d)(i)(B).

“Tranche 2 Effective Date” means the date on which (a) the conditions precedent set forth in Sections 3(1) and 3(3) have been satisfied in accordance with the terms thereof and (b) the Buyer makes an installment payment of the Gold Prepayment Amount to the Seller in an amount equal to US$4,500,000.

“Tranche 3 Effective Date” means the date on which (a) the conditions precedent set forth in Sections 3(1) and 3(4) have been satisfied in accordance with the terms thereof and (b) the Buyer makes an installment payment of the Gold Prepayment Amount to the Seller in an amount equal to US$5,500,000.

“Transaction Documents” means this Agreement, the Security Documents, and each other document entered into by any Obligor with the Buyer with respect to the transactions contemplated hereby.

“United States,” “US” and “U.S.” mean the United States of America.

“US Authority” the government of the United States, or any political subdivision thereof, whether federal, state, regional, territorial, municipal or local, and any public department, agency, authority, instrumentality, board, bureau, or arbitral, judicial or administrative, regulatory body, self-regulatory authority or body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions), including, but not limited, to any securities commission or any other comparable authority or agency, and any subdivision of any of the foregoing.

“Unpatented Claims” means any mining claim which is not a Patented Claim.

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“US Dollar,” “U.S. Dollar,” “US$,” and “$” mean the lawful currency of the United States.

“Woodman” means The Woodman Mining Company, a Utah corporation.

“1% Clifton Royalty” has the meaning specified in Section 3(2)(e)(xvi).

“6% Clifton Royalty” means the 6% net smelter return royalty initially granted to Clifton pursuant to Section 4.6 of the First A&R Clifton Lease.

Section 2 Interpretation

(1)	In this Agreement, unless the contrary intention appears, a reference:

(a)	to a document (including this Agreement or any other Transaction Document) is to that document as varied, amended, novated or replaced from time to time, otherwise than in breach of this Agreement or of that document;

(b)	to the singular includes the plural and vice versa, and to a gender includes all genders;

(c)	to any rules, statute or to any treaty or statutory provision includes any modification or re-enactment of it or any treaty or provision substituted for it, and all protocols, rules, guidelines, procedures, ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(d)	to a date or time is to that date or time in New York unless otherwise specified; and

(e)	to the words “including” and “include” shall mean “including without limitation” and “include without limitation,” respectively.

(2)	The headings do not affect the interpretation of this Agreement and the Exhibits and Schedules form part of this Agreement.

(3)	For purposes of this Agreement, weights in Ounces and prices per Ounce shall be rounded to two decimal places (in each case with 0.005 being rounded upward).

(4)	In this Agreement the words “Exhibit,” “Exhibits,” “Section,” “Sections,” “Schedule,” or “Schedules” refer to Exhibits to, Sections of, and Schedules to this Agreement.

(5)	Accounting Terms and Determinations; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Seller notifies the Buyer that the Seller requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Buyer notifies the Seller that the Buyer requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect), to value any Debt or other liabilities of the Seller or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20, to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any change to lease accounting rules from those in effect on the date hereof pursuant to Accounting Standards Codification 840 and other lease accounting guidance as in effect on the date hereof.

(6)	Time of Day. Unless otherwise specified, all references herein to time of day shall be references to Eastern time (daylight or standard, as applicable).

(7)	Currency Equivalents. For purposes of determining aggregate amounts and percentages across amounts in different currencies, all such amounts in all currencies shall be expressed in their respective U.S. Dollar equivalents, which equivalents shall be determined by the Buyer in good faith using currency exchange rates in effect on the date of such determination.

Section 3 Conditions Precedent

The obligation of the Buyer to purchase Gold and to pay the purchase price therefor pursuant to this Agreement, including the obligation of the Buyer to pay each of the installments comprising the Gold Prepayment Amount, shall not become effective until the respective date on which the following conditions precedent have been satisfied to the satisfaction of the Buyer or specifically waived in writing by the Buyer (for the avoidance of doubt, the waiver of one condition shall in no way constitute a waiver of any other condition not specifically waived in writing by the Buyer, in each case in its sole and absolute discretion).

(1)	The following conditions precedent shall apply to each Effective Date:

(a)	All representations and warranties of the Obligors set out in this Agreement are true and correct on and as of the Effective Date and after giving effect to the transactions to be effected on the Effective Date.

(b)	All covenants of the Seller set out in this Agreement required to be complied with prior to the Effective Date shall have been complied with (other than those which by their nature are required to be complied with and will be complied with as of the Effective Date).

(c)	No Seller Default or Seller Event of Default shall have occurred and be continuing on or as of the Effective Date or after giving effect to the transactions to be effected on the Effective Date.

(2)	The following conditions precedent shall apply to the obligation of the Buyer to pay the first installment of the Gold Prepayment Amount to be made on the Initial Effective Date:

(a)	Each of the Transaction Documents (i) shall have been duly executed, notarized, and/or filed, as applicable, and as may be required from time to time under Applicable Laws, and delivered by the parties thereto in accordance with its terms and Applicable Laws, and shall be in full force and effect in accordance with its terms, and (ii) each of the Transaction Documents shall have been duly registered, as applicable.

(b)	(i) All required Consents shall have been obtained by the Seller and delivered to the Buyer, including, without limitation, the Consent of Clifton and Woodman relating to the assignment of the lease of the real property where the Mine is located, and (ii) the Buyer shall be satisfied in its sole discretion with the resolution of each of the matters described in Schedules H and L and each other aspect of its due diligence relating to this Agreement.

(c)	(i) Each Obligor, as applicable, shall have filed for registration with the applicable Authority each of the Security Documents as set forth therein, and (ii) the Liens under the Security Documents listed in Schedule M shall have been duly created, and, where applicable, registered as valid and enforceable first priority Liens (subject only to Permitted Liens) or other interests or rights of the kind the relevant Security Documents purport to create over all of the Collateral, subject only to Permitted Liens.

(d)	Real Property.

(i)	The Buyer shall be satisfied that (x) the Liens granted in the Collateral pursuant to the Security Documents each constitute a first-priority perfected security interest, except for Permitted Liens that, pursuant to Applicable Law, are entitled to a higher priority than the Liens granted by the Security Documents; (y) each document required by the Security Documents or under law to be filed, registered or recorded in order to create and maintain in favor of the Buyer a perfected Lien on the Collateral described therein shall have been filed, registered or recorded or shall have been delivered to the Buyer in proper form for filing, registration or recordation; and (z) no Lien exists on any of the Collateral other than Permitted Liens. To that end:

(A)	Buyer shall have received an opinion of counsel for the Seller as to, among other things, the enforceability of the Security Documents, the proper place of filing and recording for such documents, and the perfection of the Lien intended to be created by such documents.

(B)	Relative to the those claims constituting a part of the Kiewit Project that are Patented Claims, listed in Part I.A of Schedule P, have delivered to the Buyer an ALTA lender’s policy of title insurance (the “Title Policy”) disclosing title to the patented claims to be vested in the Seller, insuring the interest of the Buyer as a “lender”, subject to no Liens except Permitted Liens, in such amount of coverage and containing such endorsements thereto as the Buyer shall reasonably require. The Title Policy shall otherwise be in form and substance satisfactory to the Buyer. The Buyer shall have received evidence that all premiums in respect of such Title Policy, all recording tax charges associated with the Security Documents, and related expenses shall have been paid.

(C)	Relative to those claims constituting a part of the Kiewit Project that are Unpatented Claims, listed in Part I.B of Schedule P, the Buyer shall have received evidence, in the form of a title report and a title opinion, reasonably satisfactory to the Buyer that the Seller has good and marketable title to, or a leasehold interest in, such claims, subject to no Liens except Permitted Liens.

(D)	Relative to any matter of record proposed to be a Permitted Lien, the Buyer shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title reports, a copy of all other material documents affecting the Kiewit Project owned, operated, leased or licensed by the Seller for the Kiewit Project of which the Seller has any Knowledge.

(ii)	The Buyer shall have received such reports as to the physical, engineering, and environmental conditions affecting the Kiewit Project as Buyer shall reasonably require. If such report is an existing report, Buyer shall have received a reliance letter with respect thereto from the author of the report.

(e)	The Seller shall have delivered to the Buyer, in form and substance reasonably satisfactory to the Buyer:

(i)	certified copies of (A) the charter documents of each Obligor, (B) all resolutions of the board of directors or shareholders, as appropriate, of each Obligor, related to the execution, delivery and performance of the Transaction Documents; (C) a list of the officers and directors of each Obligor, as appropriate, authorized to sign the Transaction Documents, together with their specimen signatures; and (D) all Consents, Material Agreements and Permits;

(ii)	a good standing certificate or certification of status and compliance with respect to each Obligor, issued by the appropriate Authority in each party’s jurisdiction of incorporation not more than 30 days prior to the Initial Effective Date and evidence of the qualification of such party in each jurisdiction where it carries on business or owns material assets;

(iii)	evidence of all registrations, Consents, waivers, estoppels, discharges and subordinations as may be necessary to ensure that the Security Documents constitute first priority Liens over the Collateral subject only to Permitted Liens, including, without limitation, discharges or discharge documents in form acceptable to the Buyer in its sole and absolute discretion to be registered on the Initial Effective Date;

(iv)	with respect to such Liens and other claims as the Buyer may require, a payoff letter or other acknowledgement of the amount owed and an agreement to deliver a release or discharge, in form acceptable to the Buyer, upon receipt of the amount specified, executed by each relevant claimant;

(v)	a certificate, dated the Initial Effective Date, that to the best of the Obligors’ Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to material Environmental Liability;

(vi)	a Compliance Certificate from the Seller and each Guarantor;

(vii)	a solvency certificate from the chief financial officer of each Obligor;

(viii)	an Initial Expense Budget;

(ix)	all such other documents, deliveries, schedules, information, opinions and instruments as the Buyer may reasonably request;

(x)	an agreement terminating the H&H Agency Agreement, duly executed by the Seller and H&H;

(xi)	a certificate of insurance coverage, dated not more than 10 days prior to the Initial Effective Date, evidencing that the Obligors carry the insurance required by Section 12(1)(m) and that the Buyer has been added as an additional insured and loss payee on those policies and all other policies of the Obligors and as additional insured under the liability coverage and subject to a non-vitiation clause and in form and substance satisfactory to the Buyer, all insurance policies duly endorsed in favor of the Buyer designating it as preferential beneficiary or co-insured, as applicable;

(xii)	evidence that the Seller has opened the Collection Account;

(xiii)	evidence that the Seller has delivered a Collection Account Instruction to each Offtaker;

(xiv)	the Second A&R Clifton Lease, pursuant to which:

(A)	any remaining interest (other than the DNI Royalty and the IMM Royalty) in the 6% Clifton Royalty is extinguished; and

(B)	the Seller is provided with sufficient surface rights as to construct a 90-acre heap leach pad;

duly executed by Clifton, Woodman, and the Seller;

(xv)	a royalty conveyance by which the Buyer shall purchase from the Seller for $2,200,000, on the Initial Effective Date, a four (4) percentage point net smelter return royalty (the “Buyer Royalty”), duly executed by the Buyer and the Seller;

(xvi)	an agreement to extinguish, on or prior to the Initial Effective Date, the remaining interest held by Clifton in the 6% Clifton Royalty consisting of a one (1) percentage point net smelter return royalty (the “1% Clifton Royalty”), duly executed by the Seller and Clifton;

(xvii)	evidence that a notice of agreement in respect of the Second A&R Clifton Lease has been filed and recorded in the Tooele County, Utah Recorder / Surveyor’s office;

(xviii)	an undertaking by the Seller to indemnify the Buyer for Environmental Liabilities and claims resulting from Hazardous Substances, duly executed by the Seller and the Buyer;

(xix)	an agreement by which the Seller shall have extinguished the interest held by IMM in the 6% Clifton Royalty, and consisting of a one half (0.5) of a percentage point net smelter return royalty (the “IMM Royalty”), duly executed by the Seller and IMM; and

(xx)	an agreement by which the Seller shall have extinguished the interest held by DNI in the 6% Clifton Royalty pursuant to the Royalty Deed, dated as of July 15, 2009, by and among DNI and Clifton, and consisting of a one half (0.5) of a percentage point net smelter return royalty (the “DNI Royalty”), duly executed by the Seller and DNI.

(3)	The following conditions precedent shall apply to the obligation of the Buyer to pay the second installment of the Gold Prepayment Amount to be made on the Tranche 2 Effective Date:

(a)	All of the conditions precedent to the Initial Effective Date shall have been satisfied; and

(b)	At least [***]months shall have passed since the Initial Effective Date.

(4)	The following conditions precedent shall apply to the obligation of the Buyer to pay the third installment of the Gold Prepayment Amount to be made on the Tranche 3 Effective Date:

(a)	All of the conditions precedent to the Initial Effective Date and the Tranche 2 Effective Date shall have been satisfied; and

(b)	At least [***]months shall have passed since the Initial Effective Date.

(5)	All of the obligations of the Buyer hereunder shall terminate, and the Buyer shall be under no obligation of any nature hereunder or under any of the Transaction Documents or under any other agreement with respect to the subject matter hereof, if the conditions precedent to the Initial Effective Date are not (i) satisfied by the Seller, or (ii) specifically waived by the Buyer in writing, subject to an extension of time for satisfaction by Buyer, prior to 12:00 noon (New York time) on [***] (such date, the “Purchase Offer Termination Date”). In the event Buyer grants an extension of time to the Seller to satisfy any condition precedent, the Initial Effective Date shall not become effective until the conditions precedent to the Initial Effective Date have been satisfied by the Seller and accepted by Buyer.

Section 4 Sale and Purchase

(1)	Subject to the terms and conditions of this Agreement, the Seller shall sell to the Buyer and the Buyer shall buy from the Seller the Contract Quantity of Gold free and clear of all Liens.

(2)	The Contract Quantity of Gold shall be Delivered during the Term of this Agreement on each Monthly Delivery Date by Delivery of the Scheduled Monthly Quantity in accordance with the provisions of this Agreement.

(3)	The purchase price shall be paid during the Term of this Agreement in accordance with Section 7.

Section 5 Delivery

(1)	On each Monthly Delivery Date, the Seller shall Deliver or shall cause to be Delivered to the Buyer the Scheduled Monthly Quantity of Gold for such Monthly Delivery Date. All Gold required to be Delivered pursuant to this Agreement shall be “Gold” as defined herein and shall be Delivered to Buyer free and clear of any Liens and any adverse claims of any description.

(2)	The Seller shall have the right, but not the obligation, to Deliver or cause to be Delivered to the Buyer, at any time prior to the end of the then-current calendar month, the Scheduled Monthly Quantity of Gold for the immediately succeeding Monthly Delivery Date to fulfill its obligation to Deliver Gold with respect to such Monthly Delivery Date. In connection with such Delivery, the Seller shall be deemed to have satisfied its obligation to Deliver Gold with respect to such immediately succeeding Monthly Delivery Date and have the right to receive all proceeds from the Offtaker during the month to which such Monthly Delivery Date relates with respect to any gold produced by any Obligor. In connection with such Delivery, the date of Delivery shall be specified by the Seller and pricing date for such Delivery shall be the next Business Day following Delivery. The settlement date for such Delivery shall be two (2) Business Days following the pricing date.

(3)	The Seller agrees to convey and properly transfer all legal and beneficial right, interest and title in the Actual Monthly Quantity upon each Delivery.

(4)	All costs, charges or expenses pertaining to the deposit of the Gold to the Buyer’s Unallocated Gold Account and the credit of such Gold to such account, including, but not limited to, those associated with the production, transport, warehousing (including insurance), customs, taxes, royalties and fees payable to any Authority, refining and Delivery of any Gold shall be borne by the Seller and will not affect in any manner the Contract Quantity of Gold to be credited to the Buyer’s Unallocated Gold Account.

(5)	Subject to subsections (6) and (7) of this Section 5, any obligation to Deliver Gold on a Monthly Delivery Date that is not performed in full on such Monthly Delivery Date shall be converted into, to the extent of the Gold Shortfall, an obligation of the Seller to pay to the Buyer in US Dollars an amount equal to the product of the Gold Shortfall and the Gold Price Discount on such Monthly Delivery Date. Such obligation shall bear interest at the Default Interest Rate and shall be payable on demand.

(6)	If the Seller notifies the Buyer at least two Business Days prior to any Monthly Delivery Date that the Seller will not be able to Deliver all or any portion of the Scheduled Monthly Quantity of Gold on such Monthly Delivery Date but that the Seller reasonably expects to be able to deliver the Gold Shortfall, as adjusted in accordance with this Section 5(6), within thirty (30) days of such Monthly Delivery Date, then the Seller shall Deliver a quantity of Gold within thirty (30) days of such Monthly Delivery Date with a value (based on the Gold Price and the Gold Price Discount on the date of actual delivery) equal to the sum of (i) the product of the Gold Shortfall and the Gold Price Discount on the Monthly Delivery Date; and (ii) the interest on an amount equal to the product of the Gold Shortfall and the Gold Price Discount from the Monthly Delivery Date to the date of actual delivery, calculated based on the Default Interest Rate. The Seller may exercise the rights set forth in this Section 5(6) no more frequently than twice in total during the Term of this Agreement and no more frequently than once during any twelve (12) month period. If the Seller fail to perform in accordance with this Section 5(6), then the Seller shall be obligated to make the payment provided for in Section 5(5) within thirty (30) days following such failure (with the Seller’s obligation under Section 5(5) bearing interest at the Default Interest Rate from the Monthly Delivery Date), all as if this Section 5(6) had never applied.

(7)	If the Seller notifies the Buyer at least thirty (30) days prior to any Monthly Delivery Date that the Seller will not be able to Deliver all or any portion of the Scheduled Monthly Quantity of Gold on such Monthly Delivery Date, but that the Seller reasonably expects to be able to deliver the Gold Shortfall within thirty (30) days of such Monthly Delivery Date, then the Seller shall deliver such quantity of Gold within thirty (30) days of such Monthly Delivery Date with a value (based on the Gold Price and the Gold Price Discount on the date of actual delivery) equal to the sum of (i) the product of the Gold Shortfall and the Gold Price Discount on the Monthly Delivery Date; and (ii) the interest on an amount equal to the product of the Gold Shortfall and the Gold Price Discount from the Monthly Delivery Date to the date of actual delivery, calculated based on the Default Interest Rate. The Seller may exercise the rights set forth in this Section 5(7) no more frequently than twice in total during the Term of this Agreement and no more frequently than once during any six (6) month period. The Seller’s rights set forth in this Section 5(7) may not be combined with any other curative provision, including the curative provisions in Section 5(6). If the Seller fails to perform in accordance with this Section 5(7), then the Seller shall be obligated to make the payment provided for in Section 5(5) within ten (10) days following such failure (with the Seller’s obligation under Section 5(5) bearing interest at the Default Interest Rate from the Monthly Delivery Date), all as if this Section 5(7) had never applied.

(8)	[***]

Section 6 Title and Risk

(1)	Upon each Delivery of the Gold pursuant to this Agreement, all legal and beneficial title to such Gold will pass irrevocably from the Seller to the Buyer free and clear of any Liens and third-party claims.

(2)	Until Delivery has occurred, all costs of transport, warehousing, (including insurance), customs and Taxes and risk of loss and any other related costs and expenses shall be borne by the Seller.

Section 7 Purchase Price, Use of Proceeds and Other Payments

(1)	On and subject to the terms and conditions set forth in this Agreement:

(a)	Gold Prepayment Amount. The Buyer shall pay to the Seller, as set forth herein, subject to the prior satisfaction or waiver (in Buyer’s sole and absolute discretion) of each of the applicable conditions precedent set forth in Section 3, an amount equal to:

(i)	US$11,200,000 on the date referred to in subclause (a) of the definition of “Initial Effective Date,” less the amount set forth in Section 7(1)(b) below;

(ii)	US$4,500,000 on the date referred to in subclause (a) of the definition of “Tranche 2 Effective Date”; and

(iii)	US$5,500,000 on the date referred to in subclause (a) of the definition of “Tranche 3 Effective Date”;

(such payments, collectively, the “Gold Prepayment Amount”). The proceeds of the Gold Prepayment Amount shall be used in accordance with Section 12(1)(e).

(b)	Upfront Fee.

The Seller shall pay to the Buyer a non-refundable upfront fee of US$600,000, which amount shall either (x) if the Initial Effective Date occurs, be netted from the Gold Prepayment Amount and credited to the Buyer on such date, or (y) if the Purchase Offer Termination Date occurs, be payable by the Seller to the Buyer in cash within two (2) Business Days of such date. This fee includes the following expenses:

(i)	the negotiation, preparation, printing, execution and delivery, both prior and subsequent to the Initial Effective Date, of this Agreement and any other Transaction Document;

(ii)	the fees and expenses of engineering, environmental, insurance consulting and other expert or professional services retained by the Buyer and any on-site inspections by the Buyer or its representatives;

(iii)	advice of counsel with respect to this Agreement, any other Transaction Document or any transaction contemplated thereunder; and

(c)	the maintenance of the registration and filing of the Security Documents and the perfection of the Liens created thereunder.

(2)	(a)	On each Additional Gold Payment Date, the Buyer shall pay to the Seller an amount (an “Additional Gold Payment Amount”) equal to the greater of:

(i)	zero; and

(ii)	the product of:

(A)	the Actual Monthly Quantity of Gold Delivered on the Monthly Delivery Date, and

(B)	an amount equal to:

(I)	the Gold Price on the Monthly Delivery Pricing Date for the relevant Scheduled Delivery Month,

minus

(II)	the Gold Price Discount.

(b)	If, however, on an Additional Gold Payment Date, the Actual Monthly Quantity is less than the Scheduled Monthly Quantity such that a Gold Shortfall arises, then the Additional Gold Payment Amount shall be reduced by an amount equal to the Gold Shortfall Replacement Cost.

(c)	If the Gold Price on the Monthly Delivery Pricing Date for the relevant Scheduled Delivery Month is less than the Gold Price Discount, the Seller shall deliver on the Monthly Delivery Pricing Date additional Gold at no additional cost to Buyer in such quantity such that the aggregate amount of Gold Delivered to Buyer with respect to such Scheduled Delivery Month shall have a total value based on the Gold Price on the Monthly Delivery Pricing Date equal to the product of the Scheduled Monthly Quantity and the Gold Price Discount.

(d)	Without limitation of its other rights and remedies hereunder and whether or not a Seller Default or Seller Event of Default shall have occurred or be continuing, the Buyer shall have the right to set off and to apply, to the fullest extent permitted by Applicable Law, any obligation of the Seller under this Agreement or any other Transaction Document against the obligations of the Buyer hereunder, including, without limitation, the obligations of the Buyer in respect of the Gold Prepayment Amount and the Additional Gold Payment Amount, irrespective of whether or not the Buyer has made demand under this Agreement or any other Transaction Document and although such obligations may be unmatured or contingent.

(e)	The settlement date for the Additional Gold Payment Amount shall be two (2) Business Days following the Monthly Delivery Pricing Date.

(3)	[***]

(4)	[***]

Section 8 Payments

(1)	Each Party shall make all cash payments in US Dollars by wire transfer in immediately available funds.

(2)	If any payment shall be due on a day that is not a Business Day, then the date for payment shall be the next succeeding Business Day and, in the case of any payment accruing interest on the basis of the Default Interest Rate, interest shall be payable for the period of such extension.

(3)	Any cash amount that is not paid to the Buyer or the Seller when due shall bear interest at a rate equal to the Default Interest Rate payable on demand.

(4)	All interest payable on the basis of the Default Interest Rate shall accrue daily and shall be calculated on the basis of a year of three hundred sixty (360) days.

(5)	If any provision of this Agreement or of any of the other Transaction Documents would obligate any Party to make any payment of interest or other amount payable to the Buyer in an amount or calculated at a rate that would be prohibited by Applicable Laws or would result in a receipt by the Buyer of interest at a criminal rate, then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest as the case may be, as would not be so prohibited by Applicable Laws or so result in a receipt by the Buyer of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)	firstly, by reducing the amount or rate of interest required to be paid to the Buyer under the applicable Transaction Documents, and

(ii)	thereafter, by reducing any fee payments, commissions, costs, expenses, premiums and other amounts required to be paid to the Buyer that would constitute interest for purposes of Applicable Laws.

(6)	All payments shall be made in accordance with the following instructions (or as otherwise agreed in writing between the Parties):

(a)	Payments to the Seller:

Beneficiary Bank:	[***]

Bank Address:	[***]

ABA/Routing Number:	[***]

Beneficiary Name:	Desert Hawk Gold Corp.

Beneficiary Address:	1290 Holcomb Ave, Reno, NV 89502

Beneficiary Account No.:	[***]

(b)	Payments to the Buyer:

Bank Name:	[***]

Bank Address:	[***]

ABA/Routing Number:	[***]

SWIFT Code:	[***]

Account No.:	[***]

Account Name:	PDK UTAH HOLDINGS LP

Currency:	U.S. Dollars (US$)

(7)	Subject to the provisions of Section 5(2) herein, all Gold Delivered to the Buyer that is not otherwise required to be applied in a specific manner hereinafter shall be applied to the Scheduled Monthly Quantities in reverse order of maturity.

(8)	All amounts received by the Buyer from the Offtaker on behalf of the Seller or from the Seller or received in respect of any Lien or the exercise of any other remedy and not otherwise required to be applied in a specific manner pursuant to this Agreement shall be applied by the Buyer as follows: (i) first, in reduction of the Seller’s obligation to pay any unpaid interest and fees which are due and owing, (ii) second, in reduction of the Seller’s obligation to pay any amounts referred to in this Section 8 and (iii) third, in reduction of the Seller’s obligation to pay any other amounts that are due and owing under this Agreement or any other Transaction Documents.

Section 9 Guarantee

(1)	Guarantee. Each Guarantor that from time to time becomes a party hereto (pursuant to Section 12(1)(bb) of this Agreement or otherwise) hereby:

(a)	absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all obligations (the “Obligations”) of the Seller or any other Guarantor to the Buyer hereunder (the “Guarantee”);

(b)	agrees that this Guarantee shall remain in full force and effect without regard to, and shall not be affected or impaired by, any invalidity, irregularity or unenforceability in whole or in part of this Agreement or any of the Transaction Documents or the guaranteed Obligations;

(c)	agrees that no failure or delay on the part of the Buyer in exercising any right, power or privilege hereunder or with respect to any Collateral and no single or partial exercise of any right, power or privilege hereunder or with respect to any Collateral, shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder; and

(d)	agrees that this Guarantee shall be discharged only by complete performance of the Obligations contained herein and that it shall not have the right to withhold or set-off against payment due hereunder for any reason;

provided that the liability of each Guarantor individually with respect to this Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other Applicable Laws. This Guarantee shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations (except for the payment in part or full of the Obligations, to the extent of such payment) that might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guarantee, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(2)	Rights of the Buyer. Each Guarantor consents and agrees that the Buyer may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell or otherwise dispose of any security for the payment of this Guarantee or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Buyer in its sole and absolute discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action that might in any manner or to any extent vary the risks of any Guarantor under this Guarantee or that, but for this provision, might operate as a discharge of such Guarantor.

(3)	Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Seller or any other Guarantor (except for the payment in part or in full of the Obligations, to the extent of such payment), or the cessation from any cause whatsoever (including any act or omission of the Buyer) of the liability of the Seller or any Guarantor; (b) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of the Seller or any other Guarantor; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Seller or any other Guarantor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Buyer whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Buyer; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Laws limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guarantee or of the existence, creation or incurrence of new or additional Obligations, including the benefits of order, excussion and division.

(4)	Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other Guarantor, and a separate action may be brought against each Guarantor to enforce this Guarantee whether or not the Seller or any other person or entity is joined as a party.

(5)	Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guarantee until all of the Obligations and any amounts payable under this Guarantee have been indefeasibly paid and performed in full and the commitments are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Buyer and shall forthwith be paid to the Buyer to reduce the amount of the Obligations, whether matured or unmatured.

(6)	Termination; Reinstatement. This Guarantee is a continuing and irrevocable Guarantee of all Obligations now or hereafter existing and shall remain in full force and effect until the indefeasible repayment or otherwise satisfaction in full of the Obligations (such date, the “Payoff Date”). Notwithstanding the foregoing, this Guarantee shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of an Obligor is made, or the Buyer exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Applicable Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Buyer is in possession of or has released this Guarantee and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guarantee.

(7)	Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against an Obligor under any Applicable Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors, jointly and severally, immediately upon demand by the Buyer.

(8)	Condition of Seller. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Seller and any other Guarantor such information concerning the financial condition, business and operations of the Seller and any such other Guarantor as any Guarantor requires, and that the Buyer has no duty, and no Guarantor may rely on the Buyer at any time, to disclose to it any information relating to the business, operations or financial condition of any Obligor.

Section 10 Subordination of Claims and Postponement of Subordination

(1)	Each Guarantor hereby subordinates all its claims, whether present or future, against the Seller to the Obligations guaranteed pursuant to the Guarantee so as to enable the Buyer, in all circumstances, to be fully paid such guaranteed Obligations in priority over such claims of each Guarantor.

(2)	Each Guarantor hereby absolutely, unconditionally and irrevocably agrees to refrain, until the Obligations guaranteed pursuant to the Guarantee shall have been fully and indefeasibly paid in cash and performed and until the Buyer shall have received the entire amount of their claims in connection with such guaranteed Obligations, from exercising any right that it may now or hereafter acquire against the Seller that arises from the existence, payment, performance or enforcement of such Guarantor’s obligations under the Guarantee and this Agreement or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of the Buyer against the Seller, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Seller, directly or indirectly, in cash or other property or by set-off or compensation or in any other manner, payment or Lien on account of such claim or other rights.

(3)	If any amount shall be paid to any Guarantor in violation of any of the preceding subparagraphs of this Section 10 and the Obligations guaranteed pursuant to the Guarantee shall not have been fully and indefeasibly paid and performed, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Buyer, and shall forthwith be paid to the Buyer, to be credited and applied upon such guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

(4)	Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the subordination and postponement set forth in this Section 10 are knowingly made in contemplation of such benefits.

Section 11 Representations and Warranties

In addition to, and without limiting, any representations and warranties contained in the Security Documents, each Obligor represents and warrants to the Buyer with respect to itself and, where applicable, each of their respective Affiliates, as of the date hereof and as of each applicable Effective Date:

(a)	Qualification and Organization. It has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated herein and therein, and it is otherwise duly qualified to do business in each jurisdiction where the nature of its business or properties requires such qualification. It is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

(b)	Subsidiaries. No Obligor has any direct or indirect Subsidiaries.

(c)	Authorization; No Conflict. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary shareholder and corporate action on the part of such Obligor and do not and will not (i) contravene such Obligor’s articles of incorporation, charter or by-laws, or similar constituent documents; (ii) violate any provision of any Applicable Laws, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Obligor; (iii) result in a breach of or constitute a default under or require the Consent of any Person (other than Consents that have been obtained) pursuant to any indenture, purchase agreement, credit agreement or any other agreement, lease or instrument to which any Obligor is a party or by which it or any such Obligor’s properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Collateral, and no Obligor is in default in any respect under any such Applicable Laws, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument that has or would reasonably be expected to have a Material Adverse Effect.

(d)	Required Consents. All Consents required to be obtained by the Obligors in connection with the execution and delivery by them of this Agreement and each other Transaction Document, and the performance by it of its obligations hereunder and thereunder, have been obtained and are in full force and effect.

(e)	Government Authorization. Other than Consents that have been obtained and are in full force and effect, no authorization or approval or other action by or consent of, and no notice to or filing or registration with, any Authority is required (i) for the due execution and delivery of, and the due performance of, the financial obligations of the Obligors under this Agreement or any other Transaction Document, or (ii) for the due performance of all other Obligations of the Obligors under this Agreement or any other Transaction Document (other than registrations or filings of the Liens created by the Transaction Documents).

(f)	Binding Obligations. This Agreement and each of the other Transaction Documents constitute legal, valid and binding obligations of each Obligor that is party thereto, enforceable against such Obligor in accordance with its respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors’ rights generally at the time in effect).

(g)	Litigation. There is no claim, action, lawsuit, proceeding, arbitration or investigation pending or threatened in writing against or involving any Obligor or any Collateral (or any part thereof), which: (i) alleges the violation of any Applicable Laws; (ii) questions the validity of this Agreement or any other Transaction Document or any action taken or to be taken pursuant to this Agreement or any other Transaction Document; (iii) involves any Material Agreement; or (iv) would otherwise reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(h)	Financial Information; No Material Adverse Change. The financial information provided to the Buyer truly and fairly presents the correct and complete financial condition of the Obligors as at the date it was provided. No Obligor has any contingent liability or liability for Taxes, Debt, long-term leases or unusual forward or long-term commitments that are not reflected in such financial information. Since October 15, 2018, neither the business, operations or prospects of each of the Obligors, nor any of their properties or assets, has been affected by any occurrence or development (whether or not insured against) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i)	Information Accurate. None of the information prepared by or on behalf of any Obligor and delivered to the Buyer by any Obligor in connection with this Agreement or the transactions contemplated hereby contains any material misstatement of fact or omits to state a material fact. With respect to any financial projections and forecasts that have been furnished to the Buyer, such financial projections and forecasts were prepared in good faith on the basis of assumptions that were, in the opinion of the management of such Obligor, reasonable at the time made; and at the time of delivery, the management of such Obligor believed, and as of the date hereof continues to believe, in good faith, that the assumptions used in preparation of the financial projections and forecasts were and remain reasonable.

(j)	Title; Liens.

(i)	Schedule A accurately and completely sets forth and describes each Site;

(ii)	the Obligors (A) have good legal and marketable title to, or a leasehold interest in, and are in exclusive possession of, the Sites and the Mining Concessions and (B) have the right to use, and have all rights necessary and desirable under any Applicable Laws in relation to, the Sites and the Mining Concessions and any other assets (including intellectual rights) necessary or customary to operate the Sites, perform their obligations and enter and complete the transactions contemplated in this Agreement, free and clear of all Liens, claims, encumbrances or other burdens on production, except for Permitted Liens;

(iii)	the Obligors will be the legal and beneficial owners of their owned real property and will have valid and effective rights to their leased property, free and clear of Liens, except for Permitted Liens;

(iv)	all taxes, charges, rates, levies and assessments that, if unpaid, would create a Lien (other than a Permitted Lien) or charge on any Collateral or any portion thereof, have been paid in full;

(v)	all contractors, subcontractors, agents and other Persons engaged by the Obligors providing services, materials or labor on or for the benefit of any Collateral have been paid in a timely manner for all work performed or services, goods or labor provided, on or with respect thereto;

(vi)	there is no pending labor issue deriving from the activities performed in the Mining Concessions and/or the Sites that has had or would reasonably be expected to have a Material Adverse Effect, and except for Permitted Liens all accounts for work and services performed and materials placed or furnished upon or in respect of the Mining Concessions and/or the Sites have been fully paid and satisfied and no person is entitled to claim a Lien under any Applicable Laws against the Mining Concessions or any part thereof (other than Permitted Liens); and

(vii)	the Transaction Documents create, or upon their execution and delivery, will create, valid and effective Liens in and on the Collateral purported to be covered thereby, with the priority in accordance with the terms of such Transaction Documents;

(k)	Validity of Interests. With respect to all Sites: (i) all claims, permits and leases forming part of the Sites were located, staked, filed and recorded in compliance with all Applicable Laws and regulations; and (ii) there are no actions or administrative or other proceedings pending or to each Obligor’s best Knowledge threatened against or affecting any of the Sites.

(l)	Material Contracts; Absence of Default. All the Obligors’ Material Agreements are identified in Schedule D, and such Obligor has provided the Buyer with a true, correct, and complete copy of each Material Agreement. No Obligor is in default in any material respect under any of the Material Agreements, has received any notice of an asserted default thereunder from any other Person, or has Knowledge of a breach by any counterparty thereto or the inability of any counterparty thereto to perform its obligations thereunder.

(m)	Taxes and Other Payments. Each Obligor has filed all Tax returns and reports required by Applicable Laws to have been filed by it on a timely basis and has paid all Taxes, assessments, reassessments and governmental charges thereby owing or shown to be owing, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or (ii) in respect of Taxes that are being diligently contested in good faith by proper proceedings and in respect of which adequate reserves in accordance with GAAP have been set aside on the books of such Obligor. Each Obligor has remitted on a timely basis all amounts required to have been withheld and remitted, including withholding from employee wages and salaries, goods and services tax and all other amounts which, if not paid when due, could result in the creation of a Lien on the property of the Obligor.

(n)	Environmental Laws.

(i)	The Sites have been owned, developed, operated, leased, reclaimed and utilized in compliance in all material respects with all Applicable Laws, including Environmental Laws;

(ii)	there are no outstanding or pending consent decrees, clean-up orders, mitigation orders, compliance orders, remediation orders or other orders, decrees, judgments or other administrative or judicial requirements outstanding under any Environmental Laws with respect to any Sites;

(iii)	no Obligor has received any written or actual notice of any material violation, alleged violation, non-compliance, investigation, liability or potential liability, or request for information, with respect to Environmental Laws, Hazardous Substances or other environmental matters with regard to any Sites that remains unresolved, nor does any Obligor have Knowledge that any such notice will be received or is being threatened;

(iv)	with respect to the Sites, there are no pending or, to the Knowledge of each Obligor, threatened, lawsuits, claims, complaints, injunctions or any other governmental or judicial actions or proceedings with respect to any alleged violation of any Applicable Laws, including Environmental Laws, or any release or alleged release of any Hazardous Substance; and

(v)	the Mining Concessions do not lie within any reservation, environmental or historic protected area, area of special management concern for species or habitat as designated by any Authority having jurisdiction and that would materially and adversely impair the ability to conduct exploration for Minerals or the development of a mining project on the Mining Concessions.

(o)	Indebtedness. No Obligor has any Debt other than Permitted Debt.

(p)	Compliance with Laws, Etc. Each Obligor has at all times been and is now in compliance in all material respects with all Applicable Laws applicable to it or applicable to any Site.

(q)	Operation of Mine. The Obligors have heretofore made available to the Buyer all studies with respect to the Mine supported by relevant geological, reserve, resource, metallurgical, engineering and financial data and evaluations of the Mine prepared by or for the benefit of any Obligor or otherwise in the possession of or available to any Obligor. To the Obligors’ best Knowledge, there is no material inaccuracy or omission in such information. Such information has been prepared in accordance with Prudent Mining Industry Practices, and the method of estimating the Project Technical Characteristics has been verified by the Obligors to be Prudent Mining Industry Practices and the information upon which the estimates of Project Technical Characteristics were based, was, at the time of delivery thereof, complete and accurate in all respects and there have been no material changes to such information since the date of delivery or preparation thereof.

(r)	Permits. All Permits are identified in Schedule H. The Obligors have obtained all Permits necessary to conduct mining operations at the Sites, and all such Permits are in full force and effect in accordance with their terms, free of defaults, and no written notice alleging a breach or default under any of the Permits or challenging or questioning the validity of any such Permit has been delivered, except as noted on Schedule H under the heading “Permits to Be Obtained.”

(s)	Mining Concessions.

(i)	The Obligors have acquired or leased all property and assets including the Mining Concessions and have obtained such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore and/or mineralized rock dumps, abandoned heaps or ancillary facilities that are required in order to operate the Mine in accordance with the Initial Expense Budget and the Initial Annual Production Forecast. All property and assets including the Mining Concessions are sufficient in scope and substance for the development and operation of the Mine as contemplated by the Initial Expense Budget and the Initial Annual Production Forecast.

(ii)	The Mining Concessions and the Sites are in good standing before the relevant Authority with respect to (i) the Obligors’ obligations in respect of the Mining Concessions as required under applicable legislation, (ii) the obligation to pay mining duties and mining taxes as set forth in the Applicable Laws as from the date of issuance of each Mining Concession and (iii) any other obligation to maintain the legal effect of the Mining Concessions under the Applicable Laws.

(iii)	No Obligor has received any communication or order from any Authority requesting payment or compliance with any outstanding obligation under this paragraph. No Obligor has received any notice or other written communication that any Mining Concessions or Permits may be subject to termination, modification, suspension or revocation, and, except as noted on Schedule H under the heading “Permits to Be Obtained,” no further Permits are required in connection with the development or operation of the Sites, or the exercise of its rights under the Mining Concessions, in the manner necessary to enable any Obligor to meet its obligations hereunder except such as would reasonably be expected to be obtained in the ordinary course of business and without the expenditure of any unbudgeted amounts.

(iv)	Except for the Permitted Liens, the Mining Concessions are duly issued and not in conflict with any other mining concession, and are free from (A) any Liens or limitations, (B) any option, exploration, exploitation or other agreement with any third parties or any third-party right to any royalty or other payment as rent or royalty over minerals, concentrates, precipitates and/or products produced under the Mining Concessions, (C) any pending, or to the Obligors’ best Knowledge, threatened, claim, action, lawsuit or controversy against any Person or Authority and any circumstance that could prevent or obstruct the free exercise of the rights arising under the Mining Concessions, or any basis for any such claim or action, except as set out in Schedule L, and (D) any possibility of breach, termination, abandonment, forfeiture, relinquishment or other premature termination resulting from any act or omission of any Obligor.

(t)	Compliance with Securities Legislation. Except for Seller’s failure to file its most recent reports with the SEC, each Obligor has complied, and will comply, in all material respects with all Applicable Securities Laws in the course of its affairs, including:

(i)	The Seller is a reporting issuer under Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended;

(ii)	The Seller is not in default in any material respect of any Applicable Securities Laws or any rules or policies of any stock exchange on which it may be listed from time to time, as applicable, nor is it included in a list of defaulting reporting issuers maintained by any securities commissions where the Seller is a reporting issuer or other securities regulatory authorities in Canada, the United States, or any political subdivision of Canada or the United States; and

(iii)	No order ceasing, halting or suspending trading or prohibiting the sale of common shares or any other securities of the Seller has been issued to and is outstanding against any Obligor or its directors, officers or promoters and, to the best of the Obligors’ Knowledge, no investigation or proceedings for such purposes are pending or threatened.

(u)	Counter-Terrorism Regulations and Anti-Money Laundering. Each Obligor is and, with respect to the transactions contemplated by this Agreement, shall remain in compliance with all applicable Sanctions and all applicable anti-money laundering and counter-terrorism financing laws, including the provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the Criminal Code, the United Nations Act, the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the Patriot Act (United States), as amended, and other Applicable Laws relating to “know your customer” and anti-money laundering rules and regulation that apply to it. No part of the proceeds from this Agreement will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Applicable Laws.

(v)	Margin Stock; Financial Assistance. No part of the proceeds of this Agreement will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X, and/or any similar or comparable Applicable Laws in Canada.

(w)	Ownership Structure and Equity Interests. As of the date hereof, the ownership structure and equity holdings of each Obligor are as set out in Schedule I. Other than as set out in Schedule I, the Obligors do not own any equity interest.

(x)	Hazardous Materials. The production from the Sites does not contain any Hazardous Substance that (i) does not conform to the Applicable Laws, (ii) would render any Covered Metal or intermediate products produced from the Sites unacceptable for smelting and/or refining processes, as applicable, or (iii) would otherwise render any Covered Metal or intermediate products produced from the Sites unsaleable.

(y)	Sanctions. No Obligor, nor any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is a Restricted Party.

(z)	Quality. The Contract Quantity to be credited to Buyer’s Unallocated Gold Account is and will be in accordance with the relevant quality standards and specifications, free and clear from any Liens and third-party claims and any defects in design, materials and workmanship.

(aa)	Archeology. The Mining Concessions and the Sites: (i) are not located within any area protected from mining activity under Applicable Laws, and there have been no archeological or historical findings in the Mining Concessions; and (ii) have all necessary Permits and licenses issued by public authorities, with the corresponding approval with respect to archeological or historical findings under the Applicable Laws.

(bb)	Fairness. The consideration given or provided, or to be given or provided, by the Buyer in connection with this Agreement is adequate and satisfactory in all respects, and represents reasonably equivalent value, to support this Agreement and the Obligors’ obligations hereunder.

(cc)	Solvency. Immediately following the payment by the Buyer of the first installment of the Gold Prepayment Amount on the Initial Effective Date: (i) the fair value of the assets of each Obligor will exceed its respective debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Obligor will be greater than the amount that will be required to pay the probable liability of its respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Obligor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Obligor has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the date hereof.

(dd)	Collateral. The Obligors have good legal and marketable title to, or a leasehold interest in, all Collateral, free and clear of any Liens, encumbrances and claims other than Permitted Liens.

(ee)	Adverse Change. As at the date of hereof, there has been no material adverse change in the financial condition, business, affairs, prospects, assets or properties of any Obligor, or operations at the Sites, since October 15, 2018.

(ff)	Breach. To the best Knowledge of the Obligors, there is no allegation that any Obligor, Site or Mining Concession is in breach of any Consent, Permit, Applicable Laws or any other obligation.

(gg)	Immunity. No Obligor is entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings in relation to this Agreement or any other Transaction Document.

(hh)	Compliance and Absence of Certain Practices. On and after the Initial Effective Date, each Obligor shall have adequate and valid compliance systems in strict accordance with the Applicable Laws and regulations, and best governance and internal control practices, with regards to anti-bribery and anti-public corruption and each Obligor has adequate internal control and auditing systems in order to prevent, control, monitor and detect the perpetration of crimes and/or misconduct and/or any questionable payments or any risks associated with anti-bribery and anti-public corruption. Neither the Obligors nor any of its officers, managers, employees, agents, representatives of, shareholders and/or former shareholders have, directly or indirectly, offered, paid or promised to pay, or authorized the payment of any money or other thing of value to any person who is an official, officer, agent, employee or representative of any government or instrumentality thereof or of any existing or prospective customer, or to any political party or official thereof, to any candidate for political or political party office, or to any public or private individual or entity involved in corruption and/or money laundering investigations in Canada or the US, or to any other public or private individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, or candidate, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or on behalf of or for the benefit of any of the Obligors, any affiliate or relatives, or (iv) in violation of any Applicable Law regarding anti-bribery and anti-public corruption, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, including their further modifications, and, where applicable, the principles described in the ‘Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(ii)	Defined Benefit Plan. No Obligor has established or acquired a “registered pension plan” that contains a “defined benefit provision” as such terms are defined in the ITA.

Section 12 Covenants

(1)	Affirmative Covenants. So long as any Gold remains to be Delivered or any amounts remain to be paid by the Seller under this Agreement, the Seller shall in addition to and without limiting the covenants contained in the Security Documents:

(a)	Annual Business Plans, Annual Production Forecast, Financial Reporting and Other Reporting. Deliver to the Buyer: (i) within 60 days prior to the commencement of each Financial Year, an Annual Business Plan for the Financial Year, together with a detailed budget for the Financial Year providing supplementary detailed schedules and information supplementary to and consistent with the Annual Business Plan; (ii) within 60 days prior to the commencement of each Financial Year, an annual and updated mine plan for the Sites providing detailed estimates of capital expenditures, production, revenues and expenses; (iii) within sixty (60) days prior to the commencement of each Financial Year, the Annual Production Forecast; (iv) as soon as practicable and in any event within sixty (60) days after the end of each of the first three (3) Financial Quarters in each Financial Year (A) a consolidated balance sheet of the Seller as of the end of the Financial Quarter and (B) the related consolidated statements of earnings and changes in financial position for the Financial Quarter and for the period commencing at the end of the previous Financial Year and ending with the end of the Financial Quarter (in each case (except for the statement of changes in financial position) setting forth in comparative form the figures for the corresponding Financial Quarter and corresponding portion of the previous Financial Year); (v) as soon as practicable and in any event within one hundred twenty (120) days after the end of each Financial Year, a copy of the financial statements of the Seller for the Financial Year prepared on a consolidated basis reported on by the Seller’s independent auditors; (vi) as soon as practicable and in any event within thirty (30) days after the end of each month, a management report for that month (to include cumulative management accounts for the Financial Year to date); (vii) together with each delivery of financial statements, a Compliance Certificate, and a statement of Priority Accounts Payable, detailing all additions and subtractions therefrom, all certified by an officer of the Seller; (viii) on a monthly basis, within five (5) Business Days after the end of each month, a Capital Expenditure Report as set forth on Schedule G with respect to the Mine; (ix) as soon as practicable and in any event within five (5) Business Days after the end of each month, a Monthly Report for that month; (x) as soon as possible and in any event within ten (10) Business Days prior to the commencement of each Financial Quarter, a Quarterly Report; and (xi) on a weekly basis, current balance statements relating to the Collection Account.

(b)	Environmental Reporting. Promptly, and in any event within ten (10) days of becoming aware of the relevant circumstances, deliver to the Buyer a detailed statement describing any of the following occurrences: (i) any order or judgment, decision, notice or requirement of any Authority requiring any Obligor to incur Environmental Liabilities (i) in excess of US$50,000 in any one instance or, together with all other expenditures incurred in respect of Environmental Liabilities in any Financial Year, in excess of US$100,000 in the aggregate for the Seller and all the Guarantors taken together; and (ii) any state of affairs in respect of the Sites that could result in the incurrence of Environmental Liabilities in excess of US$50,000 in any one instance or, together with all other expenditures incurred in respect of Environmental Liabilities in any Financial Year, in excess of US$100,000 in the aggregate. Each statement delivered to Buyer hereunder shall include a description of all actions taken or proposed to be taken in connection with such occurrences.

(c)	Additional Reporting. Deliver to the Buyer (i) as soon as practicable, and in any event at least five (5) days prior to any Monthly Delivery Date, notice of any anticipated failure to Deliver as required on such Monthly Delivery Date; (ii) as soon as practicable, and in any event within one (1) day of receipt by the Seller, notice of any default or other breach under the Second A&R Clifton Lease; (iii) as soon as practicable, and in any event within five (5) days after the occurrence of any Seller Default or Event of Default, a statement of the chief financial officer of the Seller or any other officer acceptable to the Buyer setting forth the details of the Seller Default or Event of Default and the action that the Seller proposes to take or has taken (provided that the foregoing shall not be deemed to extend the period of time that the Seller may cure any such Default that is otherwise provided for herein); (iv) from time to time upon request of the Buyer, evidence of the maintenance of all insurance required to be maintained pursuant to this Agreement, including originals or copies as the Buyer may request of policies, certificates of insurance, riders, endorsements and proof of premium payments; (v) promptly upon their issuance, copies of all notices, reports, press releases, circulars, offering documents and other documents filed with or on the public record, or delivered to, any stock exchange or securities commission or a similar Authority in any other jurisdiction; and (vi) such other information respecting the condition or operations, financial or otherwise, of the Sites, any Obligors or any of their respective Affiliates as the Buyer may from time to time reasonably request.

(d)	Corporate Existence. Preserve and maintain, and cause each Guarantor to preserve and maintain, its and their corporate existence, except with the prior written consent of the Buyer.

(e)	Use of Proceeds. Use of the proceeds of the Gold Prepayment Amount shall be allocated as follows: (i) an amount equal to US$[***] to be applied, on the applicable date specified in Schedule C, to fully extinguish the Debt listed in such schedule, (ii) an amount up to US$[***] to be immediately applied to the extinguishing of the 1% Clifton Royalty, (iii) an amount up to US$[***] to be immediately applied to the extinguishing of the IMM Royalty, (iv) an amount up to US$[***] to be immediately applied to the extinguishing of the DNI Royalty, and (v) the remainder to be applied toward general working capital expenditures of the Seller, in each case, in accordance with the Initial Expense Budget and subject to the terms and conditions of this Agreement, including the negative covenants set forth in Section 12(2).

(f)	Compliance with Laws. Comply and cause each Guarantor to comply in all material respects with the requirements of all Applicable Laws (including, without limitation, the requirement to post any performance bonds in order to comply with Environmental Laws), Consents, Permits, Material Agreements and judgments, orders, decisions and awards, except any non-compliance that does not cause any Obligor to breach, disrupt, delay, alter or compromise the performance of its obligations under this Agreement or the other Transaction Documents or create, or become subject to, a superseding intervening Lien (other than a Permitted Lien) to any of the security interests evidenced by the Security Documents.

(g)	Environmental Investigations. Promptly, if any Obligor or the Buyer has a good faith concern that a discharge of a Hazardous Substance or violation of Environmental Laws has occurred or is imminent, or a condition exists at the Sites that has had or would reasonably be expected to have a Material Adverse Effect, cause to be conducted such environmental investigations (including without limitation, environmental compliance reviews) as are reasonably required by the Buyer by an environmental consultant approved by the Buyer, and promptly remedy any condition or non-compliance revealed by any such investigation in accordance with Environmental Laws.

(h)	Construction, Operation and Maintenance of Properties. Shall operate, and shall cause each Guarantor to operate, the Sites as a Reasonable and Prudent Operator and make all mining operations and activities pertaining or in respect of the Sites in a commercially prudent manner and in accordance with all Applicable Laws, Permits and good mining processing, engineering and environmental practices prevailing in the mining industry in all material respects, and cause each Guarantor to make all repairs, renewals, replacements, additions and improvements to the Sites so that the business and activities carried on at the Sites may be properly and advantageously conducted at all times in accordance with good mining practice and in accordance with Applicable Laws and Permits in all material respects; except any non-compliance that does not cause any Obligor to breach, disrupt, delay, alter or compromise the performance of its obligations under this Agreement or the other Transaction Documents or create, or become subject to, a superseding intervening Lien (other than a Permitted Lien) to any of the security interests evidenced by the Security Documents.

(i)	Auditors. On or prior to the Initial Effective Date, appoint as its auditors DeCoria, Maichel & Teague, P.S., or a firm of international standing acceptable to Buyer in its sole discretion.

(j)	Payment of Taxes and Claims. Pay, cause to be paid, or cause each Obligor to pay, when due: (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any other property belonging to it, any other Obligor, as applicable; and (ii) all claims that if unpaid might by Applicable Law become a Lien upon the assets or properties of such Obligor, in each case except to the extent that such tax, assessment, charge, levy or claim (x) is being diligently contested in good faith by proper proceedings and in respect of which the Seller has set aside adequate reserves in accordance with GAAP, or (y) constitutes a Permitted Lien.

(k)	Keeping of Books. Keep, and cause each other Obligor, as applicable, to keep, proper books of record and account, including in respect of all operations and activities with respect to the Sites, including the mining and production therefrom and account, in which full and correct entries shall be made in respect of their respective businesses and offices, as the case may be.

(l)	Visitation and Inspection. At any reasonable time or times, permit the Buyer and any agents of the Buyer to visit the properties, including the Sites and make best efforts to arrange for the Buyer and any agents of the Buyer to visit any other facility where Minerals are milled or processed of any Obligor, and to discuss their mine development, operations, affairs, finances and accounts with the president, chief executive officer, chief financial officer, chief operating officer, and other key personnel as determined by the Buyer. The Sellers shall cooperate with the Buyer in the conduct of monitoring the construction and development of the Mine.

(m)	Maintenance of Insurance. As of the date indicated in Schedule J, obtain and maintain thereafter in force with an insurer rated [***], in form and substance satisfactory to the Buyer, in respect of itself, and the Guarantors, the insurance described in Schedule J, with all such policies showing the Buyer as an additional insured and a loss payee under a mortgage clause in a form approved by the applicable governing body.

(n)	Notice of Expropriation or Condemnation, Litigation and Default. Shall promptly notify the Buyer in writing of:

(i)	the commencement or the written threat of any expropriation or condemnation of any material assets, property or undertaking of any Obligor or of the institution of any proceedings related thereto;

(ii)	any actions, suits, inquiries, disputes, claims or proceedings commenced or threatened in writing against or affecting any Obligor before any Authority that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect; and

(iii)	upon the occurrence of an Event of Default of which the Seller is aware, the nature and date of occurrence of such Default, such Seller’s assessment of the duration and effect thereof and the action that such Seller proposes to take with respect thereto.

(o)	Mining Concessions Maintained in Good Order.

(i)	Maintain the Mining Concessions in good standing in material compliance with all Applicable Laws, except any non-compliance that does not cause any Obligor to breach, disrupt, delay, alter or compromise the performance of its obligations under this Agreement or the other Transaction Documents or create, or become subject to, a superseding intervening Lien, other than a Permitted Lien, to any of the security interests evidenced by the Security Documents, including payment of mining duties corresponding to the Mining Concessions, which the Seller will pay in full thirty (30) days prior to any deadlines required under the Applicable Laws; and filing the work assessment reports corresponding to the activities performed in the Mining Concessions thirty (30) days prior to any deadlines required under the Applicable Laws. The Seller shall notify the Buyer promptly upon making any payments corresponding to the mining duties or filings of the work assessment reports mentioned in this paragraph, and provide to the Buyer with a copy of the payments made and the reports filed.

(ii)	Keep in good order the data related to the Mining Concessions. Such data shall include, but not be limited to, surveys, maps, plans, specifications, drill core samples, assays, books, records, studies, assessments, models, interpretations and copies of drill logs, reports or other information of any kind and in any format (including in electronic format) relating to the Mining Concessions and operation of the Sites either owned by and/or in the possession and control of the Seller.

(iii)	The Obligors and their respective agents and contractors shall conduct their operations in the Mining Concessions, in a good and workmanlike manner in accordance with generally accepted mining industry practice and in material compliance with all Applicable Laws and Environmental Laws and in accordance with the contracts, Permits, licenses and other agreements related to the Mining Concessions in all material respects; except any non-compliance that does not cause any Obligor to breach, disrupt, delay, alter or compromise the performance of its obligations under this Agreement or the other Transaction Documents or create, or become subject to, a superseding intervening Lien, other than a Permitted Lien, to any of the security interests evidenced by the Security Documents. Each Seller shall conduct its operations with the care and skill normally expected of someone conducting and managing exploration, development and mining activities.

(iv)	Pay or cause to be paid all agents of the Obligors, including workers or wage earners employed by any Obligor or its contractors on the Mining Concessions and for all material purchased by any Obligor or its contractors in connection with all work that might give rise to a Lien or privilege on the Mining Concessions. Should any such Lien or privilege be recorded against the Mining Concessions in consequence of any work done on the Mining Concessions by or for any Obligor, the Seller shall forthwith take all such actions, including initiating legal proceedings, as may be necessary to have such Lien or privilege removed or discharged from the Mining Concessions (or bonded over in accordance with Applicable Laws) and shall have the same removed, discharged or bonded over with all reasonable dispatch; provided, however, that upon such removal, discharge or bond of such Lien or privilege, the Seller may proceed to contest any such claim of Lien or privilege in good faith and diligently.

(v)	File the corresponding applications in accordance with Applicable Laws in order to obtain the extension of the term of the Mining Concessions, if required.

(p)	Permits. Duly obtain all Permits, in each case, in accordance with the timing specified on Schedule H hereto, and, once obtained, maintain in full force and effect all Permits and comply in all material respects with the terms thereof, except any non-compliance that does not cause any Obligor to breach, disrupt, delay, alter or compromise the performance of its obligations under this Agreement or the other Transaction Documents or create, or become subject to, a superseding intervening Lien, other than a Permitted Lien, to any of the security interests evidenced by the Security Documents.

(q)	Licenses. Duly maintain in full force and effect all licenses currently held and comply in all material respects with the terms thereof, except any non-compliance that does not cause any Obligor to breach, disrupt, delay, alter or compromise the performance of its obligations under this Agreement or other Transaction Documents or create, or become subject to, a superseding intervening Lien, other than a Permitted Lien, to any of the security interests evidenced by the Security Documents, without relinquishing any license except with the prior written consent of the Buyer.

(r)	[***]

(s)	Consents. To and to cause each Guarantor to, each at its own cost and expense, take any action, satisfy any condition or do anything (including obtaining or effecting any necessary Consent) at any time required in accordance with Applicable Laws, to be taken, fulfilled or done to:

(i)	obtain and maintain in full force and effect all Consents that are required in connection with the execution and delivery and performance of this Agreement and the other Transaction Documents;

(ii)	enable each Obligor to lawfully enter into, exercise its rights and perform and comply with its obligations under each Transaction Document to which it is a party;

(iii)	ensure that each Obligor’s obligations under each Transaction Document to which it is a party are legally binding and enforceable; and

(iv)	take any and all action necessary to preserve the enforceability of, and maintain the Buyer’s rights under, each Transaction Document, including refraining from taking any action that would reasonably be expected to have a Material Adverse Effect.

(t)	Minerals. To cause all gold produced by the Obligors to be produced, handled, transported and delivered in accordance with all Applicable Laws in all material respects, except any non-compliance that does not cause any Obligor to breach, disrupt, delay, alter, or compromise the performance of its obligations under this Agreement or the other Transaction Documents or create, or become subject to, a superseding intervening Lien, other than a Permitted Lien, to any of the security interests evidenced by the Security Documents.

(u)	Filings and Registrations.

(i)	Forthwith after the entering into of this Agreement, file and cause the registry, as applicable, of such documents as may be required under Applicable Laws relating to the Transaction Documents (including the Security Documents) and the transactions contemplated thereunder together with any required fees and timely file all documents that must be publicly filed or sent to shareholders pursuant to Applicable Securities Laws within the time prescribed by such Applicable Securities Laws and make such documents available within such prescribed time period; and

(ii)	comply in all material respects with all the requirements of National Instrument 43-101 - Standards of Disclosure for Mineral Projects, including, without limitation, with respect to the preparation and filing of any technical reports.

(v)	Maintenance of Liens.

(i)	The Seller shall (and shall cause each of its Affiliates to) take all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens, subject to Permitted Liens. The Seller shall (and shall cause each of its Affiliates to), from time to time, execute or cause to be executed any and all further instruments requested by the Buyer for such purposes. The Seller shall (and shall cause each of its Affiliates to) promptly discharge at its own cost and expense, any Lien (other than a Permitted Lien) on the Collateral.

(ii)	If, after the date hereof, the Seller and/or any of its Affiliates acquires any property or rights, which upon such acquisition, is not subject to the Liens created pursuant to the then existing Security Documents, then, unless otherwise specifically provided in an existing Security Document, the Seller shall advise the Buyer as soon as reasonably practicable of such acquisition and shall within fifteen (15) Business Days after the date of such acquisition execute and deliver such additional security document(s) creating Liens on the newly acquired property as the Buyer may reasonably require (together with any necessary or desirable registration documents and an opinion of the Seller’s counsel relating to such security document(s) and the Liens created thereby, all in form and substance satisfactory to the Buyer, acting reasonably).

(w)	Material Agreements. Perform and cause all other Obligors to perform, all of its and their obligations under the Material Agreements in all material respects, except any non-compliance that does not cause any Obligor to breach, disrupt, delay, alter, or compromise the performance of its obligations under this Agreement or the other Transaction Documents or create, or become subject to, a superseding intervening Lien, other than a Permitted Lien, to any of the security interests evidenced by the Security Documents, and take reasonable actions to enforce all of its and their material obligations thereunder.

(x)	Gold Quality. Cause the Contract Quantity credited to Buyer’s Unallocated Gold Account to be in accordance with the relevant quality standards and specifications, free and clear from any Liens and third-party claims.

(y)	Further Assurances. At its cost and expense, upon request of the Buyer, execute and deliver or cause to be executed and delivered to the Buyer such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Buyer to carry out more effectually the provisions and purposes of the Transaction Documents.

(z)	[***]

(aa)	Funding Deficit. If any funding deficit is identified in the Capital Expenditure Report, cure such funding deficit within ninety (90) days after its occurrence.

(bb)	Joinder of Guarantors. Promptly upon the incorporation or acquisition of any Subsidiary of the Seller (and in any event, within thirty (30) days of such incorporation or acquisition), cause such Subsidiary to execute a Guarantor Joinder Agreement.

(cc)	Collection Account. Following the Initial Effective Date:

(i)	maintain the Collection Account in the name of the Seller; and

(ii)	deliver to the Buyer, within 15 days after the last day of each Scheduled Delivery Month, the current balance statements relating to the Collection Account; and

(iii)	cause each Offtaker to pay all cash proceeds of Mineral sales into the Collection Account.

(dd)	Compliance with Anti-bribery and Anti-public corruption Laws.

(i)	Comply with any and all Applicable Laws regarding anti-bribery and anti-public corruption, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, including their further modifications, and, where applicable, the principles described in the ‘Convention on Combating Bribery of Foreign Public Officials in International Business Transactions’;

(ii)	Maintain adequate and valid compliance systems in strict accordance with Applicable Laws and regulations, and best governance and internal control practices, with regards to anti-bribery and anti-public corruption; and

(iii)	Maintain adequate internal control and auditing systems in order to prevent, control, monitor and detect the perpetration of crimes and/or misconduct and/or any questionable payments or any risks associated with anti-bribery and anti-public corruption.

(ee)	Permits. Obtain, and thereafter, maintain, each Permit, in each case, in accordance with the timing specified on Schedule H hereto.

(ff)	[***]

(gg)	[***]

(hh)	[***]

(ii)	[***]

(jj)	[***]

(kk)	[***]

(ll)	Title Comfort.

(i)	Within one (1) month following the Initial Effective Date:

(A)	relative to the those claims constituting a part of the Kiewit Project that are Patented Claims, listed in Part II.A of Schedule P, have delivered to the Buyer an updated Title Policy disclosing title to the patented claims to be vested in the Seller, insuring the interest of the Buyer as a “lender”, subject to no Liens except Permitted Liens, in such amount of coverage and containing such endorsements thereto as the Buyer shall reasonably require. The Title Policy shall otherwise be in form and substance satisfactory to the Buyer. The Buyer shall have received evidence that all premiums in respect of such Title Policy, all recording tax charges associated with the Security Documents, and related expenses shall have been paid; and

(B)	relative to the those claims constituting a part of the Kiewit Project that are Unpatented Claims, listed in Part II.B of Schedule P, have delivered to the Buyer evidence, in the form of a title opinion, reasonably satisfactory to the Buyer that the Seller has good and marketable title to, or a leasehold interest in, such claims, subject to no Liens except Permitted Liens.

(ii)	Within forty-five (45) days following the Initial Effective Date, have delivered to the Buyer a subordination, non-disturbance and attornment agreement with each fee mortgagee of the real property leased by the Seller pursuant to the Second A&R Clifton Lease, in each case, in form and substance reasonably satisfactory to the Buyer and duly executed by the Seller, the Buyer, and each such fee mortgagee.

(mm)	Cactus Mill. On the Closing Date (as such term is defined in the Second A&R Clifton Lease), complete the transfer of the Cactus Mill (as such term is defined in the Second A&R Clifton Lease) to Clifton.

(nn)	BLM Maintenance Fees. On or prior to January 31 of every year during the Term of this Agreement, pay to the United States Bureau of Land Management the amounts constituting the BLM Maintenance Fees (as such term is defined in the Second A&R Clifton Lease) which shall become due and payable during the following seven (7)-year period and which have not already been paid, and provide the Buyer with written documentation evidencing the payment thereof.

(oo)	Information Verification. In the event that the Seller fails to provide any of the information or reports required pursuant to paragraphs (a), (b) or (c) of this Section 12(1), or any other information which the Buyer has reasonably requested of the Seller in connection with this Agreement, in each case, to the sole and absolute satisfaction of the Buyer, then the Buyer (or any agent appointed by the Buyer) shall have the right to review, independently verify or produce any such information or report, and the Seller shall permit the Buyer or its agent to visit the Sites and to access any information the Buyer or its agent deems relevant to such review, verification or production of such information or report.

(pp)	Legal Opinions. Within five (5) Business Days following the Initial Effective Date, the Seller shall have delivered opinions of counsel to the Obligors, as to such matters for transactions of this nature as the Buyer may reasonably require, in form and substance reasonably acceptable to the Buyer.

(2)	Negative Covenants. So long as any Gold remains to be Delivered or any amounts remain to be paid by the Seller under this Agreement, the Seller shall not:

(a)	Debt. Create, incur, assume or suffer to exist, or permit any Guarantor to create, incur, assume or suffer to exist, any Debt other than the Permitted Debt.

(b)	Liens. Create, incur, assume or suffer to exist, or permit any Guarantor to create, incur, assume or suffer to exist, any Lien on any of their respective properties or assets other than (i) Permitted Liens; (ii) Liens created, incurred, assumed or existing in connection with leases of equipment or property required by any Obligor for the operation of its business in the normal course up to a maximum of US$200,000 in the aggregate (which Liens, for greater certainty, shall be in addition to Purchase Money Liens); or (iii) in connection with a full prepayment by the Seller of its obligations under this Agreement as contemplated in Section 5(8) on terms and conditions satisfactory to the Buyer in its commercially reasonable discretion.

(c)	Forward Commitments. Create, incur or permit to remain outstanding or permit any Guarantor to create, incur, assume or permit to remain outstanding any forward commitments to deliver gold or any other product of the Sites to any Person other than the Buyer for a fixed price or containing an embedded hedge;

(d)	Offtake Arrangements. Sell, assign, dispose, gift or otherwise transfer (or permit any Guarantor to sell, assign, dispose, gift or otherwise transfer) any gold amounts to any Person, including any Affiliate, in any Scheduled Delivery Month until the Scheduled Monthly Quantity is credited to the Buyer’s Unallocated Gold Account and until all amounts outstanding to the Buyer due to a Gold Shortfall have been paid. For the avoidance of doubt, the Obligor shall be entitled to sell the remaining gold amounts, over and above each Scheduled Monthly Quantity, if any; provided that, so long as any amounts outstanding remain unpaid due to a Gold Shortfall, no Obligor shall be permitted to sell any such amounts of gold until such amounts have been paid in full to Buyer.

(e)	Preferential Arrangements. Sell or dispose of, or permit any Guarantor to sell or dispose of, any of its or their receivables on recourse terms or enter into any arrangement under which money or the benefit of any bank or other account may be applied or set off or made subject to a combination of accounts or enter into any other preferential agreement having a similar effect to any of the foregoing, other than in connection with a full prepayment by the Seller of its obligations under this Agreement as contemplated in Section 5(8) on terms and conditions satisfactory to the Buyer in its commercially reasonable discretion.

(f)	Mergers. Permit any of the Guarantors to enter into any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction.

(g)	Disposal of Assets. Other than the Delivery of the Contract Quantity pursuant to this Agreement, generally sell, exchange, lease, release or abandon or otherwise dispose of, or permit any Guarantor to sell, exchange, lease, release or abandon or otherwise dispose of, any assets or properties to any Person, other than bona fide sales, exchanges, leases, abandonments or other dispositions of assets or properties made in the ordinary course of business for the purpose of carrying on its business, and at fair market value, up to a maximum of US$100,000 in the aggregate for the Obligors taken together during any Financial Year.

(h)	Transactions with Related Parties. Enter into, or allow any Guarantor to enter into, any agreement with, make any financial accommodation for, or otherwise enter into any transaction with, a Related Party, other than (i) intercompany subscriptions, purchases, redemptions, advances, book entries, other transactions by which the Seller provides working capital to the Guarantors to be used for operations in the normal course of business and not for redistribution by such Guarantor to third parties and (ii) any dividends or other distributions comprised solely of capital stock.

(i)	Change in Business. Make any change in the nature of its business or permit any Guarantor carrying on business relating to the Sites to make any change in the nature of their respective businesses.

(j)	Issuance of Equity. Permit any of the Guarantors to issue shares, or any options, warrants or securities convertible into shares, unless such securities are held by another Obligor.

(k)	Acquisition of Assets or Property. Permit any Obligor to acquire or own, directly or indirectly, any assets or property, or make or own any investments in shares, assets or other ownership interests, except in accordance with the Initial Expense Budget (as such Initial Expense Budget may be updated from time to time and approved by the Buyer), other than (i) any ownership interest held as of the Initial Effective Date, (ii) in an amount less than US$100,000 in aggregate for the Obligors taken together for the Term of this Agreement, or (iii) with the prior written consent of the Buyer.

(l)	Distributions. Declare, make or pay, or permit any Guarantor to declare, make or pay, any Distributions.

(m)	Financial Assistance. Give or permit any Guarantor to give any financial assistance to any Person, other than inter-corporate subscriptions, purchases, redemptions, advances, book entries or other transactions by which the Seller provides working capital to any Guarantors.

(n)	Lease-Backs. Enter into, or permit any Guarantors to enter into, any arrangements, directly or indirectly, with any Person other than an Obligor, whereby such Seller or such Guarantor, as the case may be, shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in the carrying on of business relating to the Sites, in connection with the rental or lease of the property so sold or transferred or of other property for substantially the same purpose or purposes as the property so sold or transferred.

(o)	Hedging. Except for agreements entered into with the Buyer, enter into or allow any Guarantors to enter into: (i) any prepaid forward arrangements in respect of Minerals or any fixed price forward arrangements in respect of Minerals or any embedded hedge forward arrangements in respect of Minerals; (ii) any hedge arrangements; or (iii) any foreign exchange contracts or swap contracts.

(p)	Affiliates. Incorporate, acquire or have any subsidiaries other than the Guarantors, or enter into or be part of any joint venture.

(q)	Expenditures. Make or commit to make, or permit any Guarantors to make or commit to make expenditures without the Buyer’s consent, other than those in accordance with the Initial Expense Budget (as such Initial Expense Budget may be updated from time to time and approved by the Buyer).

(r)	Financial Year. Change its Financial Year other than a change to calendar year end, provided that: (i) the Seller shall have provided ninety (90) days’ prior written notice to the Buyer; and (ii) the Seller would otherwise be able to make the affirmations and deliver the deliverables required pursuant to this Agreement on the dates provided herein as if such change of Financial Year had not occurred.

(s)	Waivers, Releases, Assignments or Abandonments. Waive, release, grant, transfer, exercise, modify, abandon, terminate or amend, (i) any Material Agreement (except with the prior written consent of the Buyer) or any other existing contractual rights with respect to the Mining Concessions, (ii) any authorization, lease, concession, contract or other document in respect of the Material Agreements or the Mining Concessions, or (iii) any other material legal rights or claims in respect of the Material Agreements and Mining Concessions, except any such waiver, release, assignment or abandonment that does not cause any Obligors to breach, disrupt, delay, alter, or compromise the performance of their obligations under this Agreement or the other Transaction Documents or create, or become subject to, a superseding intervening Lien, other than a Permitted Lien, to any of the security interests evidenced by the Security Documents.

(t)	Organizational Documents. Change (or permit any Guarantor to change) its organizational or constitutive documents, unless, after such change, each Obligor continues to be bound by this Agreement.

(u)	Mining Concessions.

(i)	Engage in (or permit any Guarantor to engage in) any act or sign any document that could cause, without the prior approval of the Buyer: (i) a reduction of the surface area comprised by the Mining Concessions; or (ii) the abandonment of the Mining Concessions.

(ii)	Encumber, assign or promise to assign (or permit any Guarantor to encumber, assign or promise to assign) the rights derived from the Mining Concessions, except for Permitted Liens.

(iii)	Enter into (or permit any Guarantor to enter into) any exploration, exploitation, option, royalty, promise to execute an agreement, joint venture, association, joint investment, partnership, co-ownership or other agreement affecting in any manner the ownership, use, operation or transferability of the Mining Concessions.

(iv)	Grant (or permit any Guarantor to grant) any third party, other than any contractors or third-party service providers engaged by any Obligor to enhance or accomplish the provisions of this Agreement or any Authority, existing or prospective investors, joint venture parties or lenders or as may otherwise be required by law, any right of access or entry on the Mining Concessions without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed.

(v)	Fuel Surcharge. Enter into, maintain, or cause or permit any Guarantor to enter into or maintain any contract that requires any Obligor to pay for any additions of fuel surcharges without the prior, written consent of the Buyer not to be unreasonably withheld.

(w)	Agreements with Offtakers. Execute or enter into (or permit any Guarantor to execute or enter into) any agreement entered into by any Obligor with an Offtaker (other than the Mineral Sales Contract/Refining Agreement) that includes (i) the sale of any gold-containing concentrate produced by the Depositors to an Offtaker or (ii) the smelting, refining, or other beneficiation of Produced Gold by an Offtaker, without the Buyer’s prior written consent.

(3)	Security Covenants.

(a)	So long as any Gold remains to be Delivered or amounts remain to be paid by the Seller pursuant to this Agreement, the Seller shall:

(i)	(A) maintain books and records pertaining to the Collateral in such detail, form and scope as the Buyer reasonably requires; (B) immediately notify the Buyer if any account in excess of US$100,000 arises out of contracts with any Authority, and execute any instruments and take any steps required by the Buyer in order that all moneys due or to become due under any such contract are assigned to the Buyer and notice of such assignment be given to the Authority; (C) report immediately to the Buyer any matters materially adversely affecting the value, enforceability or collectability of the Collateral, taken as a whole; (D) if any amount payable to any Obligor under or in connection with any account in excess of US$100,000 is evidenced by a promissory note or other instrument, immediately pledge, endorse, assign and deliver to the Buyer the promissory note or instrument, as additional Collateral; and (E) notify the Buyer in writing of any agreement under which any terms of sale or service (written or oral) that are materially different from normal operating procedures may have been or will be granted;

(ii)	at least thirty (30) days prior to any of the following changes becoming effective, notify the Buyer in writing of (A) any proposed change in the location of (w) any place of business of any Obligor, (x) the chief executive office or head office of any Obligor, (y) any account debtors of any Obligor, and (z) any place where any tangible property of any Obligor is stored; and (B) any proposed change in the name of any Obligor; and

(iii)	perform, execute and deliver and cause any Guarantors to perform, execute and deliver all acts, agreements and other documents as may be requested by the Buyer at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the security interests created by the Security Documents including, without limitation, (A) executing, recording and filing of the Security Documents and financing or continuation statements in connection therewith, in form and substance satisfactory to the Buyer; (B) causing any Obligors to file and record a security interest and register such instrument with the appropriate Authorities in favor of, and to the benefit of Buyer, promptly after the such Obligors have executed a valid and binding extraction concession contract, contract-law, or similar administrative concession with the applicable Authority with regard to any future extraction rights to any mineral exploration and/or mining rights concession granted to any Obligors, including any further and future rights, privileges, obligations and interests that any Obligors may acquire in the surface, mineral, and subsurface lands and other property rights of any mineral exploration and/or mining rights concession; (C) delivering to the Buyer the originals of all instruments, documents and chattel property and all other Collateral of which the Buyer determines it should have physical possession in order to perfect and protect the security interests created by the Security Documents, duly endorsed or assigned to the Buyer; (D) delivering to the Buyer warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are listed; (E) placing notations on its books of account to disclose the security interests created by the Security Documents; (F) delivering to the Buyer all letters of credit on which any Obligor is named as beneficiary; and (G) taking such other steps as are deemed necessary by the Buyer to maintain the security interests created by the Security Documents.

Section 13 Events of Default

(1)	Events of Default in Relation to the Seller. Each of the following events shall constitute an “Event of Default” in relation to the Seller for purposes of this Agreement:

(a)	Any Seller fails to Deliver or cause to be Delivered any amount of Gold as and when required by this Agreement or any other Transaction Document and such failure is not remedied within fifteen (15) Business Days following notification of such failure, provided that notwithstanding the foregoing such Seller shall have the right (i) to convert the Delivery obligation into a payment obligation under Section 5(5), and (ii) to delay Delivery under Sections 5(6) and 5(7), in which event the failure to Deliver shall not constitute an Event of Default provided that such Seller complies with the provisions of Section 5;

(b)	Any Obligor fails to pay any amount as and when due under this Agreement or any other Transaction Document and such failure is not remedied on or before fifteen (15) Business Days following notification of such failure;

(c)	Subject to Section 12(2)(s), the expropriation, condemnation, annulment, cancellation or abandonment of any Mining Concession or any Site or any part thereof or any restriction or limitation imposed by any Authority on the Seller’s legal right to use the Mining Concessions owned by it or any Sites for mining and exploration activities if such imposition resulting in such restriction or limitation has not been discharged, vacated or stayed within thirty (30) days;

(d)	Any representation or warranty or certification made or deemed to be made by any Obligors or any of their respective directors or officers in any other Transaction Document shall prove to have been incorrect when made or deemed to be made and such breach could, in the opinion of the Calculation Agent (in its sole discretion, acting reasonably), have an adverse effect on the ability of the Seller to perform its obligations hereunder;

(e)	Any one or more of the Transaction Documents is determined by a court of competent jurisdiction not to be a legal, valid and binding obligation of any Obligor that is a party thereto, enforceable by the Buyer against Obligor and such Transaction Document has not been replaced by a legal, valid, binding and enforceable document that is equivalent in effect to such Transaction Document, assuming such Transaction Document had originally been legal, valid, binding and enforceable, in form and substance acceptable to the Buyer, within thirty (30) days of such determination; provided, however, that such grace period shall only be provided if such Obligor actively cooperates with the Buyer;

(f)	Any Obligor fails to perform, observe or comply with any term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party and such failure remains unremedied for fifteen (15) Business Days;

(g)	(i) Any Obligor fails to pay the principal of, or premium or interest on any of its Debt (excluding Debt under this Agreement) that is outstanding in an aggregate principal amount exceeding US$100,000 (or the equivalent amount in any other currency) when such amount becomes due and payable or capable of being due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to the Debt; (ii) any other event occurs or condition exists and continues after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt if its effect is to accelerate, or permit the acceleration of the Debt; or (iii) any such Debt shall be declared to be due and payable prior to its stated maturity;

(h)	(i) Any Obligor fails to perform or observe any term, covenant or agreement contained in any Material Agreement or Permit on its part to be performed or observed; (ii) any Material Agreement is terminated or revoked or permitted to lapse (other than in accordance with its terms and not as a result of default); (iii) any party to any Material Agreement delivers a notice of termination or revocation (other than in accordance with its terms and not as a result of default) in respect of the Material Agreement; (iv) any Permit is terminated or revoked or permitted to lapse; or (v) any Authority gives notice of revocation or termination of any Permit, except any noncompliance that does not cause any Obligors to breach, disrupt, delay, alter, or compromise the performance of their obligations under this Agreement or the other Transaction Documents or create, or become subject to, a superseding intervening Lien, other than a Permitted Lien, to any of the security interests evidenced by the Security Documents;

(i)	Any judgment or order for the payment of money in excess of US$100,000 (or the equivalent amount in any other currency) is rendered against any Obligor and either (i) enforcement proceedings have been commenced by a creditor upon the judgment or order; or (ii) there is any period of fifteen (15) consecutive days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(j)	A writ, execution, garnishment, attachment or similar process is issued or levied against all or any portion of the Collateral in connection with any judgment against any Obligor in excess of US$100,000 and such writ, execution, garnishment, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within thirty (30) days after its entry, commencement or levy;

(k)	Any Obligor incurs or becomes subject to any Environmental Liabilities (i) for any one occurrence in excess of US$50,000 after application of insurance proceeds; or (ii) aggregating in any Financial Year on a consolidated basis, US$100,000 after application of insurance proceeds;

(l)	The occurrence of any event prior to the Payoff Date that results in Richard Havenstrite, as president, chief executive officer and director of the Seller, no longer serving in his corporate officer position, except as a result of a merger or acquisition of the Seller, his death or incapacity, his willful misconduct, negligence, fraud, or malfeasance, or in relation to his performance, provided that such event shall not constitute an Event of Default if that officer position is promptly filled by the appointment of one or more individuals who meet the requirements of the Seller’s governing corporate legislation and all applicable stock exchange requirements and, in the good faith determination of the board of directors of the Seller, possess appropriate qualifications and experience;

(m)	Any Obligor (i) becomes insolvent or generally not able to pay its debts as they become due; (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, receiver and manager, trustee, monitor, custodian or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian or other similar official for it or for any substantial part of its properties and assets) occurs; or (iv) takes any corporate action to authorize any of the above actions;

(n)	There has occurred, in the opinion of the Buyer, an event or development that would reasonably be expected to have a Material Adverse Effect;

(o)	The audited consolidated (if applicable) financial statements of the Seller are qualified in any material respect by the Seller’s independent auditors;

(p)	The Buyer ceases to have enforceable first priority Liens on all Collateral, subject to Permitted Liens, as provided in the Transaction Documents;

(q)	There is a Change of Control in relation to any Obligor;

(r)	(i) Any Material Agreement shall at any time for any reason cease to be enforceable or cease to be valid and binding or in full force and effect or shall be impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)) and (ii) any such Material Agreement has not been replaced by a legal, valid, binding and enforceable document that is equivalent in effect to such Material Agreement assuming such Material Agreement had originally been legal, valid, binding and enforceable, in form and substance acceptable to the Buyer, within fifteen (15) Business Days of such cessation, provided, however, that such grace period shall only be provided if the Seller actively cooperates with the Buyer to so replace such Material Agreement;

(s)	There is (i) a deviation from the Initial Expense Budget (as such Initial Expense Budget may be updated from time to time and approved by the Buyer), or (ii) a change between the Initial Annual Production Forecast and any updated Annual Production Forecast, where such deviation or change has had or would be expected to have a Material Adverse Effect, each determined in the sole and absolute discretion of the Buyer; or

(t)	A default or breach by the Seller of the terms of the Second A&R Clifton Lease exists and is continuing.

(2)	Events of Default in relation to the Buyer. The following shall be Events of Default in relation to the Buyer for purposes of this Agreement:

(a)	The Buyer fails to make, when due, any payment under this Agreement if such failure is not remedied on or before fifteen (15) Business Days following notification of such failure by the Seller;

(b)	Any representation or warranty or certification in this Agreement, made or deemed to be made by the Buyer, shall prove to have been incorrect when made or deemed to be made, and such breach would, in the opinion of the Calculation Agent (in its sole and absolute discretion, acting reasonably), have a Material Adverse Effect on the ability of the Buyer to perform its obligations hereunder; or

(c)	The Buyer (i) becomes insolvent or generally not able to pay its debts as they become due; (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; (iii) institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of incorporation or organization or the jurisdiction of its head or home office, any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, receiver and manager, trustee, monitor, custodian or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, receiver and manager, trustee, monitor, custodian or other similar official for it or for any substantial part of its properties and assets) occurs; or (iv) takes any corporate action to authorize any of the above actions.

Section 14 Remedies

(1)	Following the occurrence of an Event of Default described in Section 13 of this Agreement: the other party (the “Non-Defaulting Party”) may, by giving written notice to the defaulting party (the “Defaulting Party”), terminate this Agreement with immediate effect (“Early Termination Date”); provided that if such Event of Default is the result of force majeure or an act of state, and the Defaulting Party is unable to make any absolute or contingent payment or Delivery under this Agreement, the Defaulting Party and the Non-Defaulting Party shall first use their good faith efforts to reschedule the Delivery obligations for a period of up to sixty (60) calendar days, after which time the Non-Defaulting Party may trigger an Early Termination Date by giving written notice to the Defaulting Party.

(2)	If notice designating an Early Termination Date is given under Section 14(1), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default is then continuing.

(3)	Upon the designation of an Early Termination Date, no further payments or Deliveries under Section 5(1) or Section 7 will be required to be made, but without prejudice to the other provisions of this Agreement.

(4)	If the Defaulting Party is any Obligor, (i) the Buyer may demand payment of the Early Termination Amount in accordance with Section 5(8), (ii) the Buyer may enforce against the Collateral, in whole or in part, (iii) the Buyer shall have the right to fully or partially enforce the Security Documents, and (iv) any and all enforcement actions thereof shall be made in accordance with the terms of Applicable Laws.

(5)	Interest on all amounts due and unpaid hereunder shall accrue, from the date due, at the Default Interest Rate.

(6)	Upon the occurrence of a Seller Default or Seller Event of Default, all rights of the Seller to exercise, or refrain from exercising, voting and economic rights and powers over the pledged shares of the Guarantors shall cease and all such rights shall thereupon become vested in the Buyer, which shall have the sole and exclusive right and authority to exercise such voting and economic rights and powers, solely as such action directly impacts the obligations and performance herein. For the avoidance of doubt, the Buyer agrees not to sell or liquidate the assets of the Seller by use of such voting power.

Section 15 Indemnities and Limitations of Liability

(1)	The Buyer shall have no responsibility or liability whatsoever in relation to the operation or management of the Sites or the production or refining of gold therefrom.

(2)	The Obligors (jointly and severally) shall indemnify the Buyer and each of its Affiliates, and each officer, director, employee or agent of any of them (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnified Person, incurred by any Indemnified Person or asserted against any Indemnified Person by any Person (other than the Seller) arising out of, in connection with, or as a result of:

(a)	the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the Obligors hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby;

(b)	the use or the proposed use of the proceeds therefrom by the Seller hereunder;

(c)	the operation or management of the Sites or the production or refining of gold or gold bearing ores therefrom;

(d)	any Environmental Laws, Environmental Liabilities, Permits or any actual or alleged presence or release of Hazardous Substances on, at, in, under or from any property owned, occupied, managed or operated by any Obligors, any of their respective Affiliates or any Related Parties, including the property described in the Security Documents, or any liability under Environmental Laws related in any way to any Obligors, any of their respective Affiliates or any Related Party; or

(e)	any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Obligors, any of their respective Affiliates or any Related Party and regardless of whether any Indemnified Person is a party thereto, provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

(3)	The obligations of the Obligors under this Section 15 shall survive: (a) the payment and performance of the Seller’s obligations hereunder and under the other Transaction Documents and (b) the termination this Agreement for a period of two (2) years from and after the termination of this Agreement.

Section 16 Confidentiality

(1)	The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential:

(a)	Any information that a Party (“Disclosing Party”) communicates to the other Party (“Recipient”) and which is stated to be, or by its nature is, or is intended to be, confidential; and

(b)	All other information of the same confidential nature concerning the business of a Disclosing Party that comes to the knowledge of the Recipient while it is engaged in negotiating the terms of this Agreement or after its conclusion, including:

(i)	details of the Disclosing Party’s financial structures and operating results; and

(ii)	details of the Disclosing Party’s strategic objectives and planning.

(2)	Each Party undertakes, subject to Section 16(3) through Section 16(6), inclusive, not to (a) disclose any information that is to be kept confidential in accordance with the terms of this Section 16, or (b) use such information for its own or anyone else’s benefit, except in connection with this Agreement and the other Transaction Documents.

(3)	A Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is:

(a)	bona fide and necessary for the purposes of carrying out its duties under this Agreement;

(b)	required by any Applicable Law or Applicable Securities Laws;

(c)	required by the rules of any competent authority or securities exchange on which securities of the Recipient are listed; or

(d)	required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body.

(4)	The obligation of confidentiality placed on the Parties in terms of this Section 16 shall cease to apply to a Recipient in respect of any information which:

(a)	is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

(b)	the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

(c)	has lawfully become known by, or come into the possession of, the Recipient on a non-confidential basis from a source other than the Disclosing Party, and to the Recipient’s knowledge, not in violation of any duty of confidentiality; or

(d)	is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose.

(5)	In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated by clause (3) above, the Recipient will to the extent possible and legally permissible:

(a)	advise the Disclosing Party thereof in writing prior to disclosure;

(b)	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement;

(c)	afford the Disclosing Party a reasonable opportunity to intervene in the proceedings;

(d)	comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and

(e)	notify the Disclosing Party of the receipt of, and the form and extent of, any such disclosure or announcement immediately after it is made.

(6)	Notwithstanding any other provisions of this Section 16, the Buyer may disclose any information about the Obligors, their respective Affiliates, the Sites, this Agreement or any Transaction Document to any potential assignee, participant hedging counterparty or insurer, subject to such Person agreeing to adhere to the same confidentiality undertakings contained in this Section 16.

Section 17 Governing Law and Jurisdiction

(1)	This Agreement is governed by the laws of the State of New York.

(2)	Each Obligor irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Federal courts sitting in the City of New York, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document, or for recognition or enforcement of any judgment and each of the Parties irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Transaction Document shall affect any right that the Buyer may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against the Obligors or their properties in the courts of Canada or any other jurisdiction unless specifically permitted by the terms of such Transaction Document. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 18 Notices

(1)	Any notice or other communication (including, without limitation, any consent or waiver by the Buyer hereunder or in connection herewith) to be given under this Agreement or any other Transaction Document shall be in writing and shall be sent to the below email addresses designated below, to the Party to be served:

(a)	the Seller:

Desert Hawk Gold Corp.

1290 Holcomb Ave.

Reno, NV 89502

Attention:	Rick Havenstrite, CEO
Email:	rickh@odcnv.com

with a copy to the Seller’s legal counsel at:

Pearson Butler

1802 W South Jordan Parkway, Suite 200

South Jordan, UT 84095

Attention:	Ronald N. Vance, Esq.
Email:	ron@pearsonbutler.com

(b)	any Guarantor:

c/o Desert Hawk Gold Corp.

1290 Holcomb Ave.

Reno, NV 89502

Attention:	Rick Havenstrite, CEO
Email:	rickh@odcnv.com

with a copy to the Seller’s legal counsel at:

Pearson Butler

1802 W South Jordan Parkway, Suite 200

South Jordan, UT 84095

Attention:	Ronald N. Vance, Esq.
Email:	ron@pearsonbutler.com

(c)	the Buyer:

PDK Utah Holdings LP
[***]
[***]

Attention:	[***]
Email:	[***]

or at such other address of which such Party may have notified the other Party in accordance with this Section 18.

(2)	Any notice or other formal communication shall be deemed to have been given and shall be effective:

(a)	if sent by mail, at the time of delivery; or

(b)	if sent by email, on the date of transmission, if transmitted before 3:00 pm (New York time) on any Business Day, and in any other case on the Business Day following the date of transmission.

(3)	In proving service of a notice or other formal communication it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid first class airmail (as the case may be) and that the email was properly addressed and transmitted.

(4)	This Section 18 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

Section 19 Costs, Expenses and Indemnity

(1)	The Seller shall pay to the Buyer all reasonable costs and expenses (including all reasonable legal fees and disbursements) incurred by the Buyer for:

(a)	the enforcement of this Agreement or any other Transaction Document or the enforcement or preservation of rights thereunder or the bringing of any action, suit or proceeding with respect to the enforcement of this Agreement or any other Transaction Document or any such right or seeking any remedy that may be available to the Buyer at law or in equity;

(b)	any amendments, waivers or Consents requested by the Buyer pursuant to the provisions hereof or any other Transaction Document; and

(c)	costs and expenses incurred by the Buyer or its agents in connection with Section 12(1)(oo).

(2)	If, with respect to the Buyer: (i) any change in any law, rule, regulation, judgment or order of general application, or any change in the interpretation or application of such law, rule, regulation, judgment or order, occurring or becoming effective after this date; or (ii) compliance by the Buyer with any direction, request, or requirement (whether or not having the force of law) of any Authority made or becoming effective after the date, has the effect of causing any loss to the Buyer or reducing the Buyer’s rate of return by (w) increasing the cost to the Buyer of performing its obligations under this Agreement (including the costs of maintaining any capital, reserve or special deposit requirements but other than a reduction resulting from a higher rate or from a change in the calculation of income or capital tax relating to the Buyer’s income or capital in general), (x) requiring the Buyer to maintain or allocate any capital or additional capital or affecting its allocation of capital in respect of its obligations under this Agreement, (y) reducing any amount payable or required to be Delivered to the Buyer under this Agreement by any material amount, (z) causing the Buyer to make any payment or to forego any return on or calculated by reference to, any amount received or receivable by the Buyer or required to be Delivered under this Agreement, then the Buyer may give notice to the Seller specifying the nature of the event giving rise to the loss and the Seller shall pay the amounts, on demand, as the Buyer specifies is necessary to compensate it for any such loss. A certificate as to the amount of any such loss submitted in good faith by the Buyer to the Seller shall be conclusive and binding for all purposes, absent manifest error.

(3)	The obligations of the Seller under this Section 19 shall survive the payment and performance of the Seller’s obligations hereunder and under the other Transaction Documents and the termination of this Agreement.

Section 20 Taxes and Other Taxes

(1)	All payments and Deliveries by, or on account of any obligation of, the Obligors under this Agreement or any other Transaction Document shall be made free and clear of and without deduction or withholding for any and all Taxes, unless such Taxes are required by Applicable Laws to be deducted or withheld.

If any Obligor shall be required by Applicable Laws to deduct or withhold any such Taxes from or in respect of any amount payable or Delivered under this Agreement or any other Transaction Document, (i) the amount payable or Delivered shall be increased (and for the avoidance of doubt, in the case of interest, the amount of interest shall be increased) as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 20(1)), the Buyer receives an amount equal to the amount it would have received if no such deduction or withholding had been made; (ii) the Obligors shall make such deductions or withholdings; and (iii) the Obligors shall immediately pay the full amount deducted or withheld to the relevant Authority in accordance with Applicable Laws.

(2)	Each Seller (or, where applicable, any Guarantor) agrees to immediately pay when due any Other Taxes that arise from any payment or Delivery made by any Obligor under this Agreement or any other Transaction Document or from the execution, delivery or registration of, or otherwise with respect to this Agreement or any other Transaction Document.

(3)	The Obligors (jointly and severally) shall indemnify the Buyer for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Obligors, or any of their respective Affiliates, under this Section 20) paid by the Buyer and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes or Other Taxes, whether or not they were correctly or legally asserted, excluding Taxes imposed on the Buyer’s net income, capital taxes or receipts and franchise taxes. Payment under this indemnification shall be made within thirty (30) days from the date the Buyer makes written demand for it. A certificate as to the amount of such Taxes or Other Taxes submitted in good faith by the Buyer to the Seller shall be conclusive evidence, absent manifest error, of the amount due from the Seller to Buyer.

(4)	Each Seller (or, where applicable, any Guarantor) shall furnish to the Buyer the original or a certified copy of a receipt evidencing payment of Taxes or Other Taxes made by any Obligor within thirty (30) days after the date of any payment of Taxes or Other Taxes.

(5)	If the Buyer is, in its sole opinion, entitled to claim a refund or able to apply for or otherwise take advantage of any tax credit, tax deduction or similar benefit by reason of any withholding or deduction made by any Obligor in respect of a payment made by it under this Agreement, which payment shall have been increased pursuant to this Section 20, then the Buyer will use its reasonable efforts to obtain the refund, credit, deduction or benefit and upon credit or receipt of it will pay to any Obligor, the amount (if any) not exceeding the increased amount paid by any Obligor, as equals the net after-tax value to the Buyer of that part of the refund, credit, deduction or benefit as it considers is allocable to such withholding or deduction having regard to all of its dealings giving rise to similar credits, deductions or benefits in relation to the same tax period and to the cost of obtaining the same. Nothing contained in this Section 20 shall interfere with the right of the Buyer to arrange its tax affairs in whatever manner it deems fit and, in particular, the Buyer shall be under no obligation to claim relief from its corporate profits or similar tax liability in respect of any deduction or withholding in priority to any other relief, claims, credits or deductions available to it, and the Buyer shall not be obligated to disclose to any Obligor any information regarding its tax affairs, tax computations or otherwise.

(6)	The provisions of this Section 20 shall survive the termination of this Agreement and the payment and performance of all outstanding obligations hereunder and under any other Transaction Document.

Section 21 Rights of Set-Off and Suspension of Delivery Obligations

(1)	Without limiting Buyer’s rights set forth in Section 7, upon the occurrence and during the continuance of the Seller Event of Default, the Buyer is authorized at any time and from time to time, to the fullest extent permitted by law (including general principles of common law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Seller (including any amount owing from the Buyer to the Seller pursuant to Section 7(3)), against any and all of the obligations of the Seller under this Agreement or any other Transaction Document, irrespective of whether or not the Buyer has made demand under this Agreement or any other Transaction Document and although such obligations may be unmatured or contingent. If an obligation is unascertained, the Buyer may, in good faith, estimate the obligation and exercise its right of set-off in respect of the estimate, subject to providing the Seller with an accounting when the obligation is finally determined. The Buyer shall promptly notify the Seller after any set-off and application is made by it, provided that the failure to give notice shall not affect the validity of the set-off and application. The rights of the Buyer under this Section 21 are in addition to any other rights and remedies (including all other rights of set-off) that the Buyer may have.

(2)	Upon the occurrence and during the continuance of a Buyer Event of Default, the Seller shall have the right, upon notice to the Buyer, at the Seller’s option to suspend its obligations to Deliver Gold under this Agreement. However, for each such month (a “Suspension Month”) of suspension:

(a)	the Scheduled Monthly Quantity for that Suspension Month will be credited against the Contract Quantity as if such Scheduled Monthly Quantity had been Delivered; and

(b)	the Seller shall deliver to Buyer two (2) Business Days following the Monthly Delivery Pricing Date a cash payment equal to the greater of:

(i)	Zero; and

(ii)	The amount calculated as follows:

(A)	the product of the Scheduled Monthly Quantity for that Suspension Month and the Gold Price Discount;

minus

(B)	the sum of (i) any unpaid amounts due and owing from the Buyer to the Seller together with interest accrued thereon, (ii) [***].

(c)	The Seller’s obligations to Deliver Gold under this Agreement shall recommence as of the date the Buyer cures the Buyer’s Event of Default in full or the Seller deliver a payment under Section 21(2)(b).

(d)	Interest on any amounts owing from the Buyer to the Seller shall accrue and be payable at the Default Interest Rate from the date of the Buyer Event of Default.

(3)	The payment obligation referred to in (b) above shall apply until the Seller either recommence Delivery as set forth hereunder or designates an Early Termination Date as provided in Section 14. The rights of the Seller under this Section 21 are in addition to any other rights and remedies that the Seller may have. Notwithstanding anything set out herein, the Seller shall be allowed to sell the Scheduled Monthly Quantity for a Suspension Month with no restriction whatsoever. Only during a Suspension Month the terms of Sections 1 through 7 of Schedule E shall likewise be suspended until the Buyer cures any Event of Default.

Section 22 Judgment Currency

(1)	Payment of any judgment shall be effected in the lawful currency of the United States.

(2)	If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to any party in one currency (the “Original Currency”) into another currency (the “Judgment Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Buyer could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

(3)	The obligations of any party (the “Paying Party”) in respect of any sum due by the Paying Party in the Original Currency to the other Party (the “Receiving Party”) under any Transaction Document, shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by the Receiving Party of any sum adjudged to be so due in such Judgment Currency, the Receiving Party may in accordance with normal banking procedures purchase the Original Currency with the Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Receiving Party in the Original Currency, the Paying Party shall agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Receiving Party against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Receiving Party in the Original Currency, Receiving Party shall remit such excess to the Receiving Party.

Section 23 Contract Quantity Exchange Option

(1)	Subject to any prior consents required pursuant to Section 23(2), the Buyer may, at its option exercisable by written notice (the “Exchange Notice”) to the Seller, at any time prior to the final Monthly Delivery Date (the “Exchange Deadline”), elect to reduce the Contract Quantity by up to 4,000 ounces on a pro rata basis (elect to reduce the Contract Quantity by up to 4,000 ounces on a monthly proportional basis) in minimum increments of 100 Ounces (valued at [***] shares), in exchange for [***] common shares of the Seller (the “Contract Quantity Exchange Option”). (For greater certainty, the Contract Quantity Exchange Option shall be exercisable, in whole or in part, and from time to time prior to the Exchange Deadline, in increments of 100 Ounces and in exchange for 125,000 ordinary listed shares of the Seller.) Within ten (10) Business Days after the date the Exchange Notice is given to the Seller, the Seller shall issue the applicable common shares to the Buyer, which shares shall be duly authorized, fully paid, non-assessable and free and clear of all liens and encumbrances.

(2)	[***]

(3)	Prior to the date on which any shares are issued to the Buyer pursuant to Section 23(1), the Buyer and the Seller shall enter into a registration rights agreement in form and substance acceptable to the Buyer pursuant to which the Seller shall agree, among other things:

(a)	to file a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission registering for resale the common shares issued to the Buyer;

(b)	to cause such registration statement to become effective within 90 days after the date that the common shares are initially issued to the Buyer;

(c)	to keep such registration statement effective for a period of at least two years, unless the Buyer could be deemed to be an affiliate of the Seller, in which case, the registration statement shall remain effective until all common shares have been sold by the Buyer pursuant thereto;

(d)	to cooperate in connection with any underwritten offerings by the Buyer, including cooperating with the underwriters and their counsel in their due diligence efforts, making management available for diligence sessions and road shows, entering into customary underwriting agreements, causing its independent auditors to deliver customary comfort letters, and causing its counsel to delivery customary opinions in connection with such offerings;

(e)	to indemnify the Buyer, any underwriters, their respective affiliates and each of their respective officers, directors, employees and control persons for any losses, claims damages or liabilities arising from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(f)	to pay all fees and expenses related to such registration.

Section 24 Miscellaneous

(1)	The Buyer may at any time or from time to time, assign or transfer (including by way of novation, syndication or participation) any or all of its rights and obligations under this Agreement (including in part).

(2)	No Obligor may, without the prior written consent of the Buyer (which consent may be withheld in the Buyer’s sole and absolute discretion), at any time assign or transfer (including by way of novation) any of its rights or obligations under this Agreement.

(3)	Each of the provisions of this Agreement shall be enforceable independently of each other provision and their validity shall not be affected if any of the others are invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

(4)	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any Party (including any duly authorized representative of a Party) may enter into this Agreement by executing a counterpart. Facsimile signatures shall be valid and binding to the same extent as the original signatures.

(5)	This Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to their subject matter.

(6)	Each of the Parties acknowledges that in entering into this Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies that might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

(7)	The Calculation Agent shall have no responsibility for good faith errors or omissions in respect of any calculations or determinations contemplated herein, and its calculations and determinations shall, in the absence of manifest error, be final, conclusive and binding on the Seller and the Buyer.

(8)	Each Obligor acknowledges that the execution and performance of this Agreement and each other Transaction Document is a commercial activity and to the extent that the Obligor has or hereafter may acquire any immunity from any legal action, suit or proceedings, from jurisdiction of any court or from set off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, whether or not held for its own account, each Obligor hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of the Obligations to the extent permitted by the Applicable Laws and, without limiting the generality of the foregoing, the waivers set forth in this paragraph shall have effect to the fullest extent permitted under the Sovereign Immunities Act and are intended to be irrevocable for purposes of such Act.

(9)	A waiver (whether express or implied) by any Party of any of the provisions of this Agreement or of any other Transaction Document or of any breach of or default by the other Party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waiving Party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default by the other Party under any of the provisions of this Agreement.

(10)	Delay in exercising or non-exercise of any right of a Party under this Agreement is not a waiver of that right.

(11)	Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties nor constitute any Party to be the agent of any other Party for any purpose.

(12)	The Obligors, and each of their respective Affiliates, shall, upon request, at their own expense, at all times from the date of this Agreement, do or procure the doing of all things as may be required to give full effect to this Agreement, including the execution of all deeds and documents.

(13)	Any variation of this Agreement shall not be binding on the Parties unless set out in writing and signed by authorized representatives of each of the Parties.

(14)	The Parties represent that each is a “forward contract merchant” and that this Agreement is a “forward contract” as such terms are defined in the Bankruptcy Law.

(15)	The Buyer and the Seller shall jointly plan and coordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement or any Transaction Document and, subject to the obligation of the Seller to comply with the policies of any stock exchange on which the common shares of the Seller are then listed and Applicable Securities Laws, no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld or delayed.

(16)	For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any payment to be paid hereunder or in connection herewith by is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

DESERT HAWK GOLD CORP.,

as the Seller

By:	/s/ Rick Havenstrite
Name: Rick Havenstrite
Title: CEO

S-1

PDK UTAH HOLDINGS LP,

as the Buyer

By:	/s/ [***]
Name: [***]
Title: Authorized Signatory

S-2

SCHEDULES

Schedule A — Sites

Schedule B — Initial Annual Production Forecast

Schedule C — Existing Seller Debt to be Extinguished

Schedule D — Material Agreements

Schedule E — Required Terms of Mineral Sales Contract/Refining Agreement

Schedule F — Mining Concessions

Schedule G — Form of Capital Expenditure Report

Schedule H — Permits

Schedule I — Ownership Structure and Equity of the Obligors

Schedule J — Insurance Policies

Schedule K — Liens

Schedule L — Litigation and Administrative Proceedings

Schedule M — Security Documents

Schedule N — Initial Expense Budget

Schedule O — Delivery Schedule

EXHIBITS

Exhibit A — Form of Guarantor Joinder Agreement

Exhibit B — Form of Compliance Certificate